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EXHIBIT (a)(1)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
FOR A PURCHASE PRICE OF $9.00 NET PER SHARE

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,
  EASTERN TIME, ON FEBRUARY 22, 2002, UNLESS THE OFFER IS EXTENDED.

      The Rottlund Company, Inc., a Minnesota corporation (the "Company"), hereby offers to purchase any and all of the outstanding shares of common stock of the Company, par value $0.10 per share (the "Shares"), at $9.00 per share (the "Purchase Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Following completion of the Offer, and due to the very small shareholder base, the infrequent trading activity of the Shares and certain other factors described in this Offer to Purchase, the Company intends to delist the Shares from trading on the American Stock Exchange ("AMEX"), to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, thus, to cause the Company to become a private company. The purpose of the Offer is to provide shareholders with liquidity for the Shares prior to delisting and deregistration for a price that the Board of Directors of the Company, acting without David H. Rotter and Bernard J. Rotter, has determined to be fair to the unaffiliated shareholders of the Company.

      The Offer is conditioned upon, among other things, a sufficient number of the Shares being tendered such that the Company would have fewer than 50 shareholders of record following completion of the Offer (the "Minimum Condition"). The Company reserves the right to waive the Minimum Condition and any other conditions to the Offer. All of the Shares that are properly tendered and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer.

      Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes in connection with the tender of their Shares pursuant to the Offer. The Company will pay all fees and expenses incurred in connection with the Offer, including the fees and expenses of Wells Fargo Bank Minnesota, N.A., which is acting as the depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the information agent (the "Information Agent").

      Although the Offer is being made to all holders of the Shares, the Continuing Shareholders (as defined below) have advised the Company that they do not intend to tender any of the Shares that they beneficially own in the Offer. See "Special Factors—Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer," and "Special Factors—Interests of Certain Persons in the Offer." David H. Rotter and Bernard J. Rotter (collectively, the "Rotters"), and their respective former spouses and children (together with the Rotters, the "Continuing Shareholders"), together beneficially own approximately 69% of the aggregate number of Shares currently issued and outstanding, or that may be acquired within 60 days of the date of the Offer pursuant to outstanding stock options (but excluding Shares that may be acquired pursuant to the possible acceleration of unvested options in connection with the Offer). The Rotters are both officers and directors of the Company.

      THE BOARD OF DIRECTORS OF THE COMPANY, ACTING WITHOUT THE ROTTERS, HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE BOARD OF DIRECTORS OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE ITS, HIS OR HER OWN DECISION REGARDING WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

      The Shares are traded on AMEX under the ticker symbol RH. On January 18, 2002, the last day the Shares were traded on AMEX before the announcement of the Offer, the closing sales price of the Shares on AMEX was $7.75 per share.

      THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

The Date of this Offer to Purchase is January 24, 2002.

SUMMARY TERM SHEET

        The Rottlund Company, Inc., a Minnesota corporation (the "Company"), is offering to purchase any and all of its outstanding shares of common stock, par value $0.10 per share, for a price, net to the seller in cash, of $9.00 per share. Through a question and answer format, this Summary Term Sheet will explain to you, the holders of the common stock of the Company, the important terms of the proposed transaction. This explanation will assist you in deciding whether to tender your shares to the Company. This Summary Term Sheet serves only as an introduction, and the Company urges you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal in order to educate yourself on the details of the proposed tender offer. Unless otherwise noted, cross-referenced text in this Summary Term Sheet refers to Sections within this Offer to Purchase where additional information can be found.

        Q:    WHO IS OFFERING TO BUY MY SHARES OF COMMON STOCK?

        A:    The Company is offering to buy back any and all outstanding shares of its common stock in a self-tender offer. See "Introduction" and "The Tender Offer—Terms of the Offer; Expiration Date."

        Q:    WHAT SECURITIES AND AMOUNTS OF SECURITIES ARE SOUGHT IN THE OFFER?

        A:    The Company is making the offer to purchase any and all of the outstanding shares of its common stock. Although the offer is being made to all holders of the common stock of the Company, David H. Rotter and Bernard J. Rotter (collectively, the "Rotters"), and their respective former spouses and children (together with the Rotters, the "Continuing Shareholders"), who hold approximately 69% of the aggregate number of Shares currently issued and outstanding, or that may be acquired within 60 days of the date of the Offer pursuant to outstanding stock options (but excluding Shares that may be acquired pursuant to the possible acceleration of unvested options in connection with the Offer), have advised the Company that they do not intend to tender any of their shares of common stock pursuant to the offer. See "Special Factors—Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "Special Factors—Interests of Certain Persons in the Offer."

        Q:    HOW MUCH IS THE COMPANY OFFERING TO PAY, AND WHAT IS THE FORM OF PAYMENT?

        A:    The Company is offering to pay $9.00 per share of common stock, in cash, without interest. See "Introduction" and "The Tender Offer—Terms of the Offer; Expiration Date."

        Q:    WHAT IS THE PURPOSE OF THE OFFER?

        A:    The purpose of the offer is to provide shareholders with liquidity for their shares of common stock for a price that the Board of Directors of the Company, acting without the Rotters, each of whom refrained from discussing, evaluating and voting on the offer, has determined is fair. Following completion of the offer, the Company will be taken private by delisting the Company's shares of common stock from trading on the American Stock Exchange ("AMEX") and by terminating the registration of the Company's shares of common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Introduction" and "Special Factors—Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

        Q:    DOES THE COMPANY HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES OF COMMON STOCK?

        A:    Yes. The Company has the financial resources necessary to repurchase the shares of common stock sought in the offer under its revolving credit facility with Fleet National Bank and Washington Mutual Bank, N.A. (f/k/a Bank United). The Company has received a commitment letter from Fleet

i

National Bank and Washington Mutual Bank, dated January 15, 2002, which permits the Company to use proceeds from the revolving credit facility to repurchase, at any time prior to June 30, 2002, a sufficient number of shares of common stock to enable the Company to delist from AMEX and cease reporting with the Securities and Exchange Commission. The commitment of Fleet National Bank and Washington Mutual Bank is subject to the satisfaction of a number of conditions, including the negotiation and execution of an amendment to the revolving credit facility and related documents. See "The Tender Offer—Financing of the Offer."

        Q:    IS THE COMPANY'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

        A:    Yes. The Company's financial condition may be relevant to your decision regarding whether or not to tender your shares of common stock in the offer because tendering your shares in the offer would end your ownership interest in the Company, which includes ending the chance to receive any possible future dividends or other payments in respect of the common stock, and any possible benefit from increases in the value of the common stock. For certain summary financial information regarding the Company, see "The Tender Offer—Certain Information Concerning the Company."

        Q:    HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES OF COMMON STOCK IN THE OFFER?

        A:    You have until 11:59 P.M., Eastern Time, on February 22, 2002, to tender your shares of common stock in the offer. The Company will purchase all properly tendered and not properly withdrawn shares promptly following the expiration date if the conditions to the offer are then met. After making these purchases, the Company may continue for a limited period of time to purchase shares of common stock submitted to it. Also, if the conditions to the offer are not met on the expiration date, the Company may extend the offer or waive unfulfilled conditions in its sole discretion. See "The Tender Offer—Terms of the Offer; Expiration Date."

        Q:    HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

        A:    If the offer is extended past February 22, 2002, the Company will make a public announcement of the new expiration date. The Company will announce any extension no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. See "The Tender Offer—Terms of the Offer; Expiration Date."

        Q:    WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

        A:    The Company is not obligated to purchase any shares of common stock that are validly and properly tendered unless certain conditions are met. Most significantly, the Company can terminate the offer, in its sole discretion, if, among other things:

  •
  a lawsuit or similar action is threatened or instituted against the Company challenging the offer or, in the Company's sole discretion, resulting or having the potential to result in a material adverse effect on the Company or the offer;

  •
  the Company believes that acceptance for payment of the tendered shares of common stock would be illegal;

  •
  a tender offer for any or all of the shares of the common stock or a merger, business combination or other similar transaction with or involving the Company has been proposed or announced;

  •
  the Company believes there are events that, in the sole discretion of the Company, may have a material adverse effect on the Company;

  •
  the members of the Board of Directors of the Company conclude that the exercise of their fiduciary duties requires the Company to terminate the offer;

  •
  a sufficient number of shares of the common stock have not been tendered in the offer such that following the offer the Company would have fewer than 50 shareholders of record; or

  •
  the Company no longer has sufficient financing for the offer.

        The Company reserves the right to waive any of the above conditions. See "The Tender Offer—Certain Conditions of the Offer."

        Q:    CAN THE COMPANY AMEND THE TERMS OF THE TENDER OFFER?

        A:    Yes. The Company reserves the right, in its sole discretion, to amend the offer in any respect. See "The Tender Offer—Terms of the Offer; Expiration Date."

        Q:    HOW DO I FIND OUT IF THE COMPANY AMENDS THE TERMS OF THE TENDER OFFER?

        A:    The Company will announce any amendment to the offer by making a public announcement of the amendment. In the event of a termination or postponement of the offer, the Company will also give written or oral notice to Wells Fargo Bank Minnesota, N.A., the depositary in connection with the offer. See "The Tender Offer—Terms of the Offer; Expiration Date."

        Q:    HOW DO I TENDER MY SHARES OF COMMON STOCK?

        A:    If you hold your shares of common stock "of record," you can tender your shares by completing and sending the enclosed Letter of Transmittal along with any other documents required by the Letter of Transmittal and your stock certificates to Well Fargo Bank Minnesota, N.A. at the address listed on the enclosed Letter of Transmittal. If your broker holds your shares of common stock in "street name" for you, you must direct your broker to tender your shares. Please contact your broker. See "The Tender Offer—Procedures For Accepting the Offer and Tendering Shares."

        Q:    UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES OF COMMON STOCK?

        A:    You can withdraw tendered shares of common stock at any time prior to the expiration date of February 22, 2002. If the expiration date is extended, you can withdraw tendered shares at any time prior to the new expiration date. See "The Tender Offer—Withdrawal Rights."

        Q:    HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES OF COMMON STOCK?

        A:    You can withdraw shares of common stock that you have already tendered by sending a timely notice of withdrawal to Wells Fargo Bank Minnesota, N.A. at the address listed on the enclosed Letter of Transmittal. See "The Tender Offer—Withdrawal Rights."

        Q:    WHAT DOES THE BOARD OF DIRECTORS THINK OF THE OFFER?

        A:    The Board of Directors of the Company, acting without the Rotters, has approved the offer and has concluded that the terms of the offer are fair to, and in the best interests of, the unaffiliated shareholders of the Company. Such conclusion is based on, among other things, the historically low trading price and trading volume of the common stock, the costs of remaining a publicly-traded company and the fact that Company has not been able to realize the benefits associated with being a publicly-traded company. Despite such approval of the offer, neither of the Board of Directors nor the Company makes any recommendation as to whether you should tender or refrain from tendering your shares or authorizes any other person to make any recommendation regarding whether you should tender or refrain from tendering your shares. See "Special Factors—Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer", "Special Factors—Position

of the Board of Directors; Fairness of the Offer" and "Special Factors—Interests of Certain Persons in the Offer."

        Q:    DID THE BOARD OF DIRECTORS RECEIVE ANY OPINIONS OR REPORTS REGARDING THE FAIRNESS OF THE OFFER?

        A:    Yes. The Board of Directors received a written opinion, dated January 21, 2002, from U.S. Bancorp Piper Jaffray, Inc., to the effect that, as of that date, and based on and subject to the assumptions and limitations contained in the opinion, the price per share of $9.00 to be received in the offer was fair, from a financial point of view, to the unaffiliated shareholders of the Company. See "Special Factors—Opinion of U.S. Bancorp Piper Jaffray, Inc."

        Q:    DO ANY DIRECTORS OR EXECUTIVE OFFICERS OF THE COMPANY INTEND TO TENDER SHARES PURSUANT TO THE TENDER OFFER?

        A:    Yes. All directors and officers of the Company, other than David H. Rotter and Bernard J. Rotter, have advised the Board of Directors that they intend to tender their shares pursuant to the offer. David H. Rotter and Bernard J. Rotter have advised the Board of Directors that they do not intend to tender any of their shares pursuant to the offer. See "Special Factors—Interests of Certain Persons in the Offer."

        Q:    WHAT IS HAPPENING TO STOCK OPTIONS FOR SHARES OF COMMON STOCK OF THE COMPANY?

        A:    As part of the offer, the Company plans to accelerate the vesting of outstanding stock options so that all such options are fully exercisable. The Board of Directors will provide optionees with the opportunity to surrender such options in exchange for payment from the Company (subject to any applicable withholding taxes) in cash equal to the excess of the purchase price offered in the offer over the exercise price of such stock option. The Rotters have advised the Board of Directors that they do not intend to exercise stock options owned by them in connection with the offer. See "Special Factors—Interests of Certain Persons in the Offer."

        Q:    WILL THE COMPANY CONTINUE AS A PUBLICLY-TRADED COMPANY?

        A:    No. Following completion of the offer, the Company intends to delist its common stock from AMEX and terminate the registration of its common stock under the Exchange Act, thus causing the Company to become a private company. See "Special Factors—Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "The Tender Offer—Effect of the Offer on the Market for Shares; AMEX Listing and Exchange Act Registration."

        Q:    IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES OF COMMON STOCK?

        A:    Since the Company plans to delist its common stock from AMEX following completion of the offer, there would likely be no active public market in which to trade your shares of common stock; and since the Company intends to terminate the registration of its common stock under the Exchange Act following completion of the offer, the Company will no longer be required to file periodic reports, such as quarterly and annual reports, with the Securities and Exchange Commission. Further, if deemed desirable by the Company and the Continuing Shareholders, the Continuing Shareholders may consummate a second-step transaction in the form of a short-form or long-form merger (depending upon the percentage of the shares of common stock owned by the Continuing Shareholders following completion of the offer) or some other form of corporate transaction in which all shares of common stock not purchased in the offer would be exchanged for the same amount of cash per share that would have been received had such shares of common stock been tendered in the offer. In the event that such second-step transaction takes place, the difference between tendering your shares of common stock and not tendering such shares is that you will be paid earlier if you tender your shares in the offer. See

"Introduction" and "Special Factors—Rights of Shareholders in the Event of the Second-Step Transaction."

        Q:    WHAT IS THE MARKET VALUE OF MY SHARES OF COMMON STOCK AS OF A RECENT DATE?

        A:    On January 18, 2002, the last trading day before the announcement of the offer, the closing market price of the common stock on AMEX was $7.75 per share. The Company suggests that you obtain a recent quotation for your shares of common stock when deciding whether to tender your shares. See "The Tender Offer—Price Range of Shares; Dividends."

        Q:    IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE DISSENTERS' RIGHTS?

        A:    Dissenters' rights are not available in connection with the offer. In the event that a second-step transaction occurs following completion of the offer, dissenters' rights will most likely be available to those shareholders who comply with the applicable provisions of the Minnesota Business Corporation Act. See "Special Factors—Rights of Shareholders in the Event of the Second-Step Transaction."

        Q:    WITH WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

        A:    If you have questions about the offer, you should contact MacKenzie Partners, Inc., the information agent for the offer, at (800) 322-2885.

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TABLE OF CONTENTS

IMPORTANT
INTRODUCTION
SPECIAL FACTORS
1.	Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer
2.	Rights of Shareholders in the Event of the Second Step Transaction
3.	Position of the Board of Directors; Fairness of the Offer
4.	Opinion of U.S. Bancorp Piper Jaffray, Inc.
5.	Interests of Certain Persons in the Offer
6.	Beneficial Ownership of Shares
7.	Fees and Expenses
THE TENDER OFFER
1.	Terms of the Offer; Expiration Date
2.	Acceptance for Payment and Payment for Shares
3.	Procedures for Accepting the Offer and Tendering Shares
4.	Withdrawal Rights
5.	Certain Federal Income Tax Consequences
6.	Price Range of Shares; Dividends
7.	Certain Information Concerning the Company
8.	Financing of the Offer
9.	Dividends and Distributions
10.	Effect of the Offer on the Market for the Shares; AMEX Listing and Exchange Act Registration
11.	Certain Conditions of the Offer
12.	Certain Legal Matters and Regulatory Approvals
13.	Fees and Expenses
14.	Miscellaneous
SCHEDULE I	DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
SCHEDULE II	SUMMARY OF SHAREHOLDER DISSENTERS' RIGHTS AND TEXT OF SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT
SCHEDULE III	OPINION OF U.S. BANCORP PIPER JAFFRAY, INC.

IMPORTANT

        Any shareholder desiring to tender all or any portion of such shareholder's shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it and any other required documents to Wells Fargo Bank Minnesota, N.A., the depositary, and either deliver the certificate(s) evidencing the tendered shares to Wells Fargo Bank Minnesota, N.A., the depositary, along with the Letter of Transmittal or deliver such shares pursuant to the procedure for book-entry transfer set forth in "The Tender Offer—Procedures for Accepting the Offer and Tendering Shares" or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such shares.

        Any shareholder who desires to tender shares and whose certificates evidencing such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such shares by following the procedure for Guaranteed Delivery set forth in "The Tender Offer—Procedures for Accepting the Offer and Tender Shares."

        TO PROPERLY TENDER SHARES, SHAREHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.

        Questions or requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

        NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE ROTTLUND COMPANY, INC. AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THIS OFFER TO PURCHASE. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ROTTLUND COMPANY, INC.

INTRODUCTION

        The Rottlund Company, Inc., a Minnesota corporation (the "Company"), hereby offers to purchase any and all of the outstanding shares of common stock of the Company, par value $0.10 per share (the "Shares"), for a price of $9.00 per share (the "Purchase Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Following completion of the Offer and due to the very small shareholder base and the infrequent trading activity of the Shares and certain other factors described herein, the Company intends to delist the Shares from trading on the American Stock Exchange ("AMEX"), to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, thus, to cause the Company to become a private company. The purpose of the Offer is to provide shareholders with liquidity for the Shares prior to delisting and deregistration for a price that the Board of Directors of the Company, acting without David H. Rotter and Bernard J. Rotter, has determined to be fair to the unaffiliated shareholders of the Company.

        The Offer is conditioned upon a sufficient number of the Shares being tendered such that the Company would have fewer than 50 shareholders of record following completion of the Offer (the "Minimum Condition"). The Company reserves the right to waive the Minimum Condition and all other conditions to the Offer. The Offer also is subject to certain other conditions. See "The Tender Offer—Certain Conditions of the Offer."

        All of the Shares properly tendered and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer. See "The Tender Offer—Terms of the Offer; Expiration Date."

        As of January 18, 2002, there were (a) 5,852,572 Shares issued and outstanding, and (b) 381,712 Shares reserved for future issuance pursuant to outstanding stock options, 332,464 of which may be acquired within 60 days of the date of the Offer (but excluding Shares that may be acquired pursuant to the possible acceleration of unvested options in connection with the Offer). Prior to the announcement of the Offer, there were approximately 152 holders of record, as defined by Rule 12g5-1 of the Exchange Act.

        Although the Offer is being made to all holders of the Shares, the Continuing Shareholders (as defined below) have advised the Company that they do not intend to tender any of the Shares that they beneficially own pursuant to the Offer. See "Special Factors—Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer," and "Special Factors—Interest of Certain Persons in the Offer." David H. Rotter and Bernard J. Rotter (collectively, the "Rotters"), and their respective former spouses and children (together with the Rotters, the "Continuing Shareholders") collectively and beneficially own 4,258,794 Shares (which includes 75,294 Shares that may be acquired by either David H. Rotter or Bernard J. Rotter within 60 days of the date of the Offer pursuant to outstanding stock options), which constitute approximately 69% of the aggregate number of Shares currently issued and outstanding, or that may be acquired within 60 days of the date of the Offer pursuant to outstanding stock options (but excluding Shares that may be acquired pursuant to the possible acceleration of unvested options in connection with the Offer). The Rotters are both officers and directors of the Company.

        As part of the Offer, the Company plans to accelerate the vesting of outstanding stock options so that all such options are fully exercisable and will provide optionees with the opportunity to surrender such options in exchange for payment from the Company (subject to any applicable withholding taxes) in cash equal to the product of (x) the total number of the Shares subject to any such stock options and (y) the excess of the Purchase Price over the exercise price per share for such stock options, without any interest thereon. The Rotters have advised the Company that they do not intend to exercise stock options owned by them in connection with the Offer. See "Special Factors—Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer," and "Special Factors—Interests of Certain Persons in the Offer."

        The Company believes that the public trading market for the Shares has historically been characterized by low prices and low trading volume. For these and other reasons, following completion of the Offer, the Company currently intends to delist the Shares from trading on AMEX and to terminate the registration of the Shares under the Exchange Act. The purpose of the Offer, therefore, is to provide the holders of the Shares with liquidity at a price that the Board of Directors has determined is fair to the unaffiliated shareholders of the Company. See "The Tender Offer—Effect of the Offer on the Market for Shares; AMEX Listing and Exchange Act Registration."

        Following completion of the Offer, and if deemed desirable by the Company and the Continuing Shareholders, the Continuing Shareholders may consummate a Second-Step Transaction (as defined below) in the form of a short-form or long-form merger (depending upon the percentage of the Shares owned by the Continuing Shareholders following completion of the Offer) or some other form of corporate transaction (the merger or such other form of corporate transaction being the "Second-Step

Transaction") in which all of the Shares not purchased in the Offer would be exchanged for the same amount of cash per share that would have been received had such Shares been tendered in the Offer. In the event that the Second-Step Transaction occurs, the difference between tendering the Shares that you beneficially own and not tendering the Shares that you beneficially own is that you will be paid earlier if you tender such Shares in the offer. If necessary, the Company would seek shareholder approval of the Second-Step Transaction in accordance with applicable laws. In the event that a Second-Step Transaction is consummated, the Continuing Shareholders would own the entire equity interest in the Company.

        In determining whether to approve the Offer, the Board of Directors considered a number of factors, several of which are listed below (see "Special Factors—Position of the Board of Directors; Fairness of the Offer"):

  •
  The market for the Shares has historically been characterized by relatively low prices and low trading volumes.

  •
  The market for the Shares provides limited liquidity for shareholders to liquidate or add to their investments and has made it difficult for the Company to attract institutional investors or research coverage. Additionally, because of the limited liquidity available, the Company has been unable to utilize the public equity capital markets effectively as a source of financing.

  •
  There are considerable costs associated with remaining a publicly-traded company. In addition to the time expended by the Company's management, the legal, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports are considerable.

  •
  The reporting requirements of publicly-traded companies can lead to disclosure of sensitive information, including financial information and contractual agreements, which may result in a competitive disadvantage in the marketplace.

  •
  The Company currently has a small shareholder base for a publicly-traded company. The number of holders of record of the Company is significantly less than the 300 minimum that is required for continued filing of periodic reports and other information pursuant to the Exchange Act.

        In determining whether the Purchase Price is fair, the Board of Directors relied in part on the written opinion rendered by U.S. Bancorp Piper Jaffray, Inc. ("U.S. Bancorp Piper Jaffray"), dated January 21, 2002, to the effect that, subject to the assumptions and the limitations contained therein, the cash consideration of $9.00 net per share to be received by the shareholders of the Company in the Offer is fair to the unaffiliated shareholders from a financial point of view. See "Special Factors—Opinion of U.S. Bancorp Piper Jaffray, Inc." for further information concerning the opinion of U.S. Bancorp Piper Jaffray.

        Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes in connection with the tender of the Shares pursuant of the Offer. The Company will pay all fees and expenses incurred in connection with the Offer, including the fees and expenses of Wells Fargo Bank Minnesota, N.A., which is acting as depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the information agent (the "Information Agent"). The Offer provides shareholders who are considering a sale of all or a portion of the Shares beneficially owned by such shareholder the opportunity to sell the Shares for cash at the Purchase Price without, with respect to the Shares tendered by the registered owner thereof directly to the Depositary, the usual transaction costs associated with open market sales. See "The Tender Offer—Acceptance for Payment and Payment for Shares."

        THE BOARD OF DIRECTORS OF THE COMPANY, OTHER THAN THE ROTTERS, EACH OF WHOM REFRAINED FROM DISCUSSING, EVALUATING AND VOTING ON THE OFFER, HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE BOARD OF DIRECTORS OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE ITS, HIS OR HER OWN DECISION REGARDING WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT ALL OF ITS DIRECTORS AND EXECUTIVE OFFICERS, OTHER THAN THE CONTINUING SHAREHOLDERS, INTEND TO TENDER THE SHARES HELD BY THEM PURSUANT TO THE OFFER.

        The Company has filed with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act an Issuer Tender Offer Statement on Schedule TO ("Schedule TO"). The term "Expiration Date" means 11:59 P.M., Eastern Time, on February 22, 2002, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire. See "The Tender Offer—Terms of the Offer; Expiration Date."

        The Purchase Price will be paid to tendering shareholders, net in cash, without interest thereon, for all of the Shares tendered. Tendering shareholders who hold the Shares in their own name and who tender the Shares beneficially owned by them directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by the Company pursuant to the Offer. Shareholders holding the Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender the Shares through the brokers or banks and not directly to the Depositary. ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACK-UP WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. See "The Tender Offer—Certain Federal Income Tax Consequences."

        On January 18, 2002, the last day the Shares were traded before the announcement of the Offer, the closing sales price of the Shares on AMEX was $7.75 per share. See "The Tender Offer—Price Range of Shares; Dividends."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SPECIAL FACTORS

1.    BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER

        Background of the Offer.    The Board of Directors believes that since November, 1992, when the Company completed its initial public offering, the public market has not responded to the sustained profitability of the Company. The Shares have remained very thinly traded and have provided little liquidity for the Company's shareholders, particularly those shareholders with larger equity positions in the Company. In addition, because of the historically low price-earnings multiple accorded the Shares in the public market, the low trading volume and the illiquidity of the Shares, the Company has been unable to utilize the Shares effectively as a source of financing. For these reasons, the Company has been unable to realize the principal benefits of being a publicly-traded company.

        The Board of Directors also believes that there are considerable costs and detriments to the Company in remaining a publicly-traded company. In addition to the time expended by the Company's management, the legal, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports are considerable. Additionally, the Company's management believes that required public disclosures under the Exchange Act give its competitors, some of which are not publicly-traded companies, certain information and insights about the Company that may help such competitors in competing against the Company.

        At the initial public offering in November, 1992, the Company's stock sold for $5.44 per share. In the last five years, the Company's closing stock price has ranged from $2.13 to $7.75 per share. During the last twelve months, the Company's closing stock price has ranged from $4.50 to $7.75 per share, with trading volumes of approximately 4,600 Shares per day, despite the fact the Company has been profitable in four out of the past five years and continues to be profitable in fiscal 2002.

        On January 22, 2001, the Board of Directors met to discuss the continuing prospects of the Company as a publicly-traded company. The Board of Directors discussed the fact that the Company was not participating in many of the benefits of being a publicly-traded company. The Board of Directors noted that the future plans of the Company did not contemplate growing the Company to the extent that the public markets would desire and that the Company was not interested in issuing stock to raise additional capital at existing prices. The Board of Directors also discussed the downsides of remaining public, including the cost of legal, accounting and other fees associated with remaining a publicly-traded company and the competitive disadvantage of being required to disclose financial results and contractual agreements. As a result of such discussion, the Board of Directors concluded that the management of the Company should begin an investigation into the possibility for a going private transaction.

        At a meeting of the Board of Directors held on March 21, 2001, the Company's legal counsel discussed the process involved in a going private transaction and explained the fiduciary obligations of the Board of Directors in connection with such a transaction. The Board of Directors discussed general timing concerns and strategies with respect to a going private transaction, but no action was taken.

        On March 28, 2001, the Board of Directors of the Company continued its discussion regarding the possibility of a going private transaction. The Board of Directors discussed the various structures of a going private transaction and concluded that the Company should explore the possibility of initiating a tender offer for all of the Shares. The Rotters informed the Board of Directors that neither they nor the other Continuing Shareholders planned to tender their Shares in the event that the Company initiated such a tender offer. The Board of Directors then discussed the potential conflict of interest involving the Rotters and concluded that the Rotters should not be present at, or participate in, any future meetings at which the going private transaction would be discussed or approved. Following such discussion, the Board of Directors authorized management to continue pursuing the transaction by, among other things, contacting potential lenders regarding financing for the Offer.

        On April 26, 2001, the Board of Directors, acting without the Rotters, met to hear presentations from two investment banking firms concerning their role in the proposed going private transaction. Following such presentations, the Board of Directors authorized management to retain U.S. Bancorp Piper Jaffray to render a fairness opinion, subject to completion of the proposed sale of Rottlund Homes of New Jersey, Inc., a subsidiary of the Company. The Company sold substantially all of the assets of Rottlund Homes of New Jersey, Inc. on August 24, 2001.

        On September 20, 2001, the Board of Directors met to discuss the climate for operating the Company's business in light of the terrorist attacks in New York City and Washington, D.C. on September 11, 2001. In particular, the Board of Directors discussed the potential lending environment for the Company and for potential home buyers.

        On October 3, 2001, the Company signed an engagement letter with U.S. Bancorp Piper Jaffray, pursuant to which the Company retained U.S. Bancorp Piper Jaffray to render a fairness opinion in connection with the Offer. From September to December, 2001, the Company also began taking other steps necessary for the self tender.

        On January 14, 2002, the Board of Directors, acting without the Rotters, met to hear presentations from management of the Company and representatives from U.S. Bancorp Piper Jaffray. Management presented on the terms of the proposed tender offer. Representatives from U.S. Bancorp Piper Jaffray discussed with the Board of Directors the analytical procedures used by U.S. Bancorp Piper Jaffray in rendering a fairness opinion. Following such presentations, the Board of Directors, acting without the Rotters, continued discussing the Offer.

        On January 16, 2002, the Board of Directors, acting without the Rotters, met to discuss the Offer. At that meeting, management provided the Board of Directors with additional information concerning the Company in response to questions that the Board of Directors had raised.

        On January 18, 2002, the Board of Directors, acting without the Rotters, again met to discuss the Offer. At that meeting, representatives of U.S. Bancorp Piper Jaffray made a presentation to the Board of Directors. In the course of their presentation, representatives of U.S. Bancorp Piper Jaffray discussed, among other things, the Company's historical operating results and management's projected operating results, the historical trading performance of the Shares and the methodology that would be utilized by U.S. Bancorp Piper Jaffray in rendering a fairness opinion. Members of the Board of Directors asked questions of the representatives of U.S. Bancorp Piper Jaffray regarding their analysis and methodology. At the conclusion of the presentation, and after the representatives of U.S. Bancorp Piper Jaffray left the meeting, the Board of Directors, acting without the Rotters, continued discussing the Offer and, in particular, the fairness of a proposed purchase price of $9.00 per share. The Board of Directors, acting without the Rotters, approved the Purchase Price of $9.00 per share, subject to receipt of an opinion from U.S. Bancorp Piper Jaffray that the Purchase Price is fair to the unaffiliated shareholders of the Company.

        On January 21, 2002, the Board of Directors, acting without the Rotters, met to discuss the Offer. At the meeting, U.S. Bancorp Piper Jaffray delivered its report and its opinion that the Purchase Price of $9.00 per share was fair, as of such date, to the unaffiliated shareholders of the Company from a financial point of view. The Board of Directors again reviewed the reasons for proceeding with the Offer and the fairness of the Purchase Price. After additional discussion, the Board of Directors, acting without the Rotters, approved this Offer on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

        No limitations were imposed by the Board of Directors or management of the Company on U.S. Bancorp Piper Jaffray with respect to the investigation made or the procedures followed in rendering its opinion as to the fairness of the consideration, from a financial point of view, offered to the Company's unaffiliated shareholders.

        The Board of Directors did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for the purpose of negotiating the Offer or preparing a report concerning the fairness of the Offer, in light of, among other factors, the engagement of U.S. Bancorp Piper Jaffray to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the unaffiliated shareholders in the possible going-private transaction.

        Purpose of the Offer.    The Board of Directors has determined that it is the best interests of the Company and its shareholders to terminate its status as a public-traded company by delisting the Shares from AMEX and terminating the registration of the Shares under the Exchange Act. Following completion of the Offer, there will likely be no public market for the Company's securities, and the Company will no longer be required to file periodic reports with the Commission. See "The Tender Offer—Effect of the Offer on the Market for the Shares; AMEX Listing and Exchange Act Registration." The purpose of the Offer is to provide shareholders with liquidity for the Shares prior to delisting and deregistration for a price that the Board of Directors has determined to be fair to the unaffiliated shareholders of the Company.

        The Continuing Shareholders, who own approximately 69% of the aggregate number of Shares currently issued and outstanding, or that may be acquired within 60 days of the date of the Offer pursuant to outstanding stock options (but excluding Shares that may be acquired pursuant to the possible acceleration of unvested options in connection with the Offer), have advised the Company that they do not intend to tender any of the Shares beneficially owned by them in the Offer. The Offer, therefore, will enable the Continuing Shareholders to increase their proportionate ownership.

        Certain Effects of the Offer; Plans of the Company After the Offer.    Consummation of the Offer and, if deemed desirable by the Company and the Continuing Shareholders, the Second-Step Transaction will permit the Continuing Shareholders to receive the benefits that result from ownership of all, or a significant amount, of the equity interest in the Company. Such benefits include management and investment discretion with regard to the future conduct of the business of the Company, the benefits of the profits generated by operations and increases, if any, in the Company's value. Additionally, the Continuing Shareholders will bear the risk of any decrease in the value of the Company. See "Special Factors—Interests of Certain Persons in the Offer."

        The Second-Step Transaction could be implemented through a short-form or long-form merger or some other form of corporate transaction. Under the Minnesota Business Corporation Act ("MBCA"), the approval of the Board of Directors and the affirmative vote of a majority of the Shares are required to approve a long-form merger. Currently, the Continuing Shareholders own approximately 69% of the aggregate number of Shares issued and outstanding, or that may be acquired within 60 days of the date of the Offer pursuant to outstanding stock options (but excluding Shares that may be acquired pursuant to the possible acceleration of unvested options in connection with the Offer) and, therefore, they have sufficient voting power to cause the approval and adoption of a long-form merger without the affirmative vote of any other shareholders of the Company, regardless of whether the Offer is consummated. Furthermore, shareholder approval would not be required for a short-form merger, where a shareholder owns at least 90% of each of the Company and the entity into which the Company would be merged. Accordingly, if the Continuing Shareholders own 90% or more of the Shares that remain outstanding following completion of the Offer, a short-form merger may be effected, without a vote of the Company's shareholders. If, however, the percentage of ownership of the Continuing Shareholders following completion of the Offer is less than 90% of the Shares then outstanding, a vote of the Company's shareholders would be required, and a longer period of time may be required to effect such merger. See "Special Factors—Rights of Shareholders in the Event of the Second-Step Transaction." It is likely that the consideration payable to the public shareholders in the Second-Step

Transaction would be cash in an amount equal to the Purchase Price. See "Special Factors—Rights of Shareholders in the Event of the Second-Step Transaction."

        Following completion of the Offer, the Company will delist the Shares from trading on AMEX and will terminate the registration of the Shares under the Exchange Act. As a result, there will be no publicly-traded equity securities of the Company outstanding, and the Company will no longer file periodic reports with the Commission. The Company will become a private company, and the Continuing Shareholders will succeed to a more dominant equity interest in the Company and may acquire any remaining equity interest in the Company by causing the Company to affect the Second-Step Transaction. After the Second-Step Transaction, in the event that it is initiated, there will be no public shareholders of the Company. See "The Tender Offer—Effect of the Offer on the Market for the Shares; AMEX Listing and Exchange Act Registration."

        Reversion of the Company to private ownership will eliminate the substantial time and costs, both general and administrative, attendant to maintaining the Company's status as a reporting company under the Exchange Act. In addition to expending the time of its management, the Company incurs significant legal, accounting and other expenses in connection with the preparation of annual and other periodic reports. The Company estimates that its total out-of-pocket expenses associated with maintaining its public status are approximately $120,000 per year. These costs include review of periodic reports to the Commission (such as Forms 10-K and Forms 10-Q), legal and accounting fees relating to such matters, annual fees for the Company's transfer agent, fees relating to the listing of its common stock on AMEX, directors' fees and costs associated with communications with shareholders. These costs do not include the salaries and time of employees of the Company who devote attention to these matters. Additionally, the Company's management believes that required public disclosures under the Exchange Act may have given its competitors, some of which are not similarly burdened, certain information and insights about the Company's operations that may have helped them in competing with the Company.

        The Shares purchased in the Offer will return to the status of authorized but unissued shares of capital stock of the Company and may be reissued from time to time as determined by the Board of Directors. The Company has no current plans for the issuance of the Shares repurchased pursuant to the Offer.

        The Continuing Shareholders have advised the Board of Directors that, assuming completion of the Offer, they have no present intention of causing the Company to change its fundamental business, to sell or otherwise dispose of the Company or all or any material part of its business, or to merge, liquidate or otherwise wind-up its business. Nevertheless, the Continuing Shareholders may initiate a review of the Company and its assets, corporate structure, capitalization, tax status, operations, properties and personnel to determine what changes, if any, would be desirable following completion of the Offer to enhance the operations of the Company.

        The Company anticipates that, following completion of the Offer, the Continuing Shareholders will cause the Company to change the composition of the Board of Directors to include only certain of the Continuing Shareholders as well as other officers of the Company. The persons who are presently officers of the Company likely will continue in their same positions following completion of the Offer and, if deemed desirable by the Company and the Continuing Shareholders, the Second-Step Transaction. Regardless of whether any of the Shares are purchased in the Offer, the Continuing Shareholders are able to control all matters requiring approval of the Company's shareholders, including the election of directors.

        Borrowings incurred in connection with the financing of the Offer and the Second-Step Transaction, if it occurs, will cause the consolidated indebtedness of the Company to be substantially greater. See "The Tender Offer—Financing of the Offer."

2.    RIGHTS OF SHAREHOLDERS IN THE EVENT OF THE SECOND-STEP TRANSACTION

        No dissenters' rights are available in connection with the Offer. In the event that the Second-Step Transaction is implemented, however, the shareholders who have not tendered the Shares beneficially held by them may have certain rights to dissent and receive the fair value of such Shares. Copies of the relevant sections of the MBCA regarding dissenters' rights are attached hereto as Schedule II.

        If a dissenting shareholder exercises such rights in connection with the Second-Step Transaction, and if the Company and such shareholder are unable to agree on the fair value of the Shares, a court would determine the fair value of the Shares as of the day immediately prior to the effective date of the Second-Step Transaction. The fair value of the Shares would be paid in cash to such dissenting shareholder. In determining the fair value of the Shares, the court will take into account any and all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the Purchase Price paid in the Offer and the market value of the Shares, including, among other things, asset values and earnings capacity/investment value. As such, the fair value determined in any appraisal proceeding could be equal to, or more or less than, the Purchase Price in the Offer or the price paid in the Second-Step Transaction.

        THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTIONS 302A.471 AND 302A.473 OF THE MBCA INCLUDED IN SCHEDULE II ATTACHED HERETO. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE RELEVANT MBCA SECTIONS.

3.    POSITION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE OFFER

        Position of the Board of Directors.    On January 21, 2002, the Board of Directors, acting without the Rotters, by unanimous vote, approved the Offer. The Board of Directors, acting without the Rotters, determined that the Offer is fair to, and in the best interests of, the unaffiliated shareholders of the Company. The Board of Directors does not, however, make any recommendation to shareholders regarding whether to tender or refrain from tendering the Shares beneficially held by them. Each shareholder must make its, his or her own decision regarding whether to tender Shares and, if so, how many Shares to tender. The Offer is being made to all holders of the Shares, including directors and officers of the Company. The Company has been advised that all of the directors and officers of the Company, other than the Rotters, intend to tender the Shares held by them in the Offer.

        Fairness of Offer.    In reaching its determination regarding the fairness of the Offer, the Board of Directors, acting without the Rotters, relied on, among other things, its knowledge of the Company's business as well as the following factors, each of which, in the view of such directors, supported such determination:

          a.    the historical market prices and trading activity of the Shares, including the fact that the average closing price and the average trading volume of the Shares for calendar 2001 were approximately $5.87 and 4,600 Shares per day, respectively;

          b.    the opinion of U.S. Bancorp Piper Jaffray to the Board of Directors that the Purchase Price was fair to the unaffiliated shareholders from a financial point of view;

          c.    the market price for the Shares as compared to the performance of the Company;

          d.    the small shareholder base of the Company, as indicated by the approximately 152 holders of record, as defined by Rule 12g5-1 of the Exchange Act;

          e.    the structure of the going-private transaction, which is designed, among other things, to result in the receipt by the shareholders of cash consideration at the earliest practicable time without any brokerage fees;

          f.      the fact that the Company has not declared a dividend to its shareholders since becoming a public company in 1992, and the expectation that no such dividends would be paid in the foreseeable future;

          g.    the intention of the Continuing Shareholders to continue the business of the Company as a going concern, which makes any consideration of liquidation of the Company or values that ultimately might be obtained from such a liquidation highly speculative;

          h.    the fact that the small market for the Shares provides limited liquidity for shareholders to liquidate or add to their investments, and has made it difficult for the Company to attract institutional investors or research coverage and to utilize the public equity capital markets effectively as a source of financing;

          i.      the fact that there are considerable costs associated with remaining a publicly-traded company, including the legal, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports as well as the significant amount of time expended by the Company's management in connection with such matters; and

          j.      the fact that the reporting requirements of publicly-traded companies can lead to disclosure of sensitive information, including financial information and contractual agreements, which may result in a competitive disadvantage in the marketplace.

In light of the number and variety of factors that the Board of Directors considered in connection with their evaluation of the Offer, they did not find it practicable to assign relative weights to the foregoing factors and, accordingly, did not do so.

        In addition to the factors listed above, the Board of Directors considered the fact that consummation of the Offer would eliminate the opportunity of the shareholders, other than the Continuing Shareholders, to participate in any potential future growth in the value of the Company, but determined that this loss of opportunity was ameliorated in part by the Purchase Price of $9.00 per share to be paid in the Offer. See "Special Factors—Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

        In connection with its deliberation, the Board of Directors did not consider the Company's liquidation value to be a relevant measure of valuation given the stated intention of the Continuing Shareholders to continue the business as a going concern. Consequently, the Board of Directors did not request U.S. Bancorp Piper Jaffray to evaluate the Company's liquidation value. While it is possible that prices of certain of the Company's assets might be realized in a liquidation in excess of the book values over a period of time, the Board of Directors believes that the length of time needed to accomplish an orderly liquidation, overall costs attendant to liquidation and the fact that certain assets would have to be sold at a discount in a liquidation would possibly offset any gains on other assets. In addition, substantial expenses could be incurred in a liquidation in connection with contractual terminations, severance pay and other matters, as well as legal fees and brokers' commissions. In view of these factors, the Board believed that it would be highly unlikely that liquidation would generate net proceeds with a current value in excess of $9.00 per share. There can be no assurance, however, that the liquidation value would not produce a higher valuation of the Company than its value as a going concern.

4.    OPINION OF U.S. BANCORP PIPER JAFFRAY, INC.

        The Board of Directors of the Company, acting without the Rotters, retained U.S. Bancorp Piper Jaffray to render an opinion to the Board of Directors with respect to the fairness, from a financial point of view, of the consideration to be received by the Company's shareholders (other than the Continuing Shareholders) in the Offer.

        At the meeting held on January 21, 2002, U.S. Bancorp Piper Jaffray rendered to the Board of Directors its oral opinion that, as of that date and based on and subject to the assumptions, factors and limitations presented in the opinion and described below, the $9.00 per share in cash to be received by the Company's shareholders (other than the Continuing Shareholders) was fair, from a financial point of view, to those shareholders. The opinion of U.S. Bancorp Piper Jaffray was set forth in writing and dated January 21, 2002 (the "U.S. Bancorp Piper Jaffray Opinion"). The full text of the U.S. Bancorp Piper Jaffray Opinion is included as Schedule III to this Offer to Purchase. SHAREHOLDERS ARE URGED TO READ THE ENTIRE U.S. BANCORP PIPER JAFFRAY OPINION CAREFULLY.

        The U.S. Bancorp Piper Jaffray Opinion, as described below, was among many factors taken into consideration by the Board of Directors, acting without the Rotters, in making its determination to approve the Offer. Shareholders should also consider the following when reading the discussion of the U.S. Bancorp Piper Jaffray Opinion:

  •
  the U.S. Bancorp Piper Jaffray Opinion, which was delivered for use and consideration by the Company's Board of Directors, is directed only to the fairness, from a financial point of view, of the proposed consideration to be received by the Company's shareholders (other than the Continuing Shareholders) in the Offer;

  •
  the U.S. Bancorp Piper Jaffray Opinion does not address the value of a Share;

  •
  the U.S. Bancorp Piper Jaffray Opinion does not address the Company's underlying business decision to pursue the Offer; and

  •
  the U.S. Bancorp Piper Jaffray Opinion does not constitute a recommendation to any of the Company's shareholders as to whether or not a shareholder should tender Shares in connection with the Offer.

In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed:

  •
  a draft of the Offer to Purchase;

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  certain historical and projected financial, operating and business information relating to the Company;

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  certain internal financial information on the Company on a stand-alone basis prepared for financial planning purposes and furnished by the Company's management;

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  to the extent publicly available, financial terms of certain acquisition transactions involving companies deemed similar to the Company;

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  certain valuation and other financial information on selected public companies deemed comparable to the Company;

  •
  certain premiums paid in acquisition transactions; and

  •
  certain publicly available financial and securities data for the Company and its common stock.

        In addition, U.S. Bancorp Piper Jaffray engaged in discussions with certain members of the Company's management and the Board of Directors, other than the Rotters, concerning the financial condition, current operating results and business outlook of the Company.

        In delivering the U.S. Bancorp Piper Jaffray Opinion to the Company's Board of Directors, U.S. Bancorp Piper Jaffray prepared and delivered to the Board of Directors written materials containing various analyses and other information material and germane to the opinion. The following is a summary of those analyses. The summary includes information presented in a tabular format. In order to understand fully the financial analyses used by U.S. Bancorp Piper Jaffray, these tables must be read together with the text of each analysis summary. The tables alone do not constitute a complete summary of the analyses. The order in which the analyses are presented below should not be taken as any indication of the relative weight given to the analyses by U.S. Bancorp Piper Jaffray in the rendering of the U.S. Bancorp Piper Jaffray Opinion.

        The Market for the Shares.    U.S. Bancorp Piper Jaffray reviewed the stock trading history of the Company over the two-year period ending January 18, 2002. Among other things, U.S. Bancorp Piper Jaffray noted the following with respect to the trading of the Shares:

  •
  The closing price of a Share on January 18, 2002 was $7.75.

  •
  Over the past 52 weeks, the Shares had a closing price ranging from $4.64 to $7.75.

  •
  Over the past two years, the Shares had a closing price ranging from $2.25 to $7.75.

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  Over the past 52 weeks, approximately 85% of the trading volume in the Shares had occurred at $7.00 or less.

  •
  Over the past two years, approximately 83% of the trading volume in the Shares had occurred at $6.25 or less.

        Comparable Company Analysis.    U.S. Bancorp Piper Jaffray compared financial information and valuation ratios relating to the Company to corresponding data and ratios from the following small capitalization publicly-traded companies deemed comparable to the Company for purposes of this analysis: William Lyon Homes, Dominion Homes, Capital Pacific Holdings, Orleans Homebuilders, Calprop Corporation, Newmark Homes and California Coastal Builders. This group was selected from companies engaged in homebuilding and related activities with market capitalizations less than $200 million.

        Based on the comparable companies' share prices as well as debt and cash positions, U.S. Bancorp Piper Jaffray derived various valuation multiples for the comparable companies calculated by taking the quotient of their respective valuation parameters, such as company value and equity value, and their associated operating and financial statistics, such as their last twelve months EBITDA (earnings before interest (including capitalized interest amortized to cost of goods sold), taxes, depreciation and amortization), net income and tangible book value. "Equity value" is defined as the market value of a company's equity. "Company value" is defined as the sum of a company's equity value plus its debt less its cash. U.S. Bancorp Piper Jaffray then compared the various ranges of comparable company multiples to transaction multiples implied by the $9.00 per share Purchase Price on a fully diluted basis.

        For purposes of calculating the implied multiples for the analyses described below (including the comparable company analysis, the comparable transaction analysis, the discounted cash flow analysis and the implied transaction multiples), financial results for the comparable companies utilized in the comparable company analysis, the acquired companies reflected in the comparable transaction analysis, and the Company exclude extraordinary items and discontinued operations.

        The comparable company analysis produced the following valuation data:

	Implied Transaction Multiple	Range of Comparable Company Multiples
Company Value/LTM EBITDA	4.5x	3.8x - 7.6x
Price/LTM Earnings	4.8x	1.4x - 8.0x
Price/Tangible Book Value	1.0x	0.3x - 1.7x

        Comparable Transaction Analysis.    U.S. Bancorp Piper Jaffray reviewed the terms of certain recent merger and acquisition transactions reported in filings made with the Commission, public company disclosures, press releases, data bases and other sources. Among other factors, the selection criteria included transactions with enterprise values between $25 million and $500 million involving homebuilders and companies involved in residential construction. This search yielded nine transactions deemed to be comparable and to have sufficient data available for analysis.

        U.S. Bancorp Piper Jaffray derived various valuation multiples for the comparable transactions calculated by taking the quotient of their respective valuation parameters, such as company value and equity value, and their associated operating and financial statistics, such as their last twelve months EBITDA, net income and tangible book value. U.S. Bancorp Piper Jaffray then compared the various ranges of the comparable transactions multiples to the transaction multiples implied by the $9.00 per share Purchase Price on a fully diluted basis.

        The comparable transaction analysis produced the following valuation data:

	Implied Transaction Multiple	Range of Comparable Transaction Multiples
Company Value/LTM EBITDA	4.5x	3.9x - 6.6x
Price/LTM Earnings	4.8x	2.5x - 7.3x
Price/Tangible Book Value	1.0x	0.8x - 1.7x

        Discounted Cash Flow Analysis.    U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis on the Company in which it calculated the sum of the present values of:

  •
  the projected cash flows of the Company using forecasts prepared by management for internal planning purposes; and

  •
  the estimated terminal value of the Company for the period of time from the end of the projection period. The terminal value was estimated by applying an appropriate company value to EBITDA multiple to the Company's projected EBITDA in the last year of the projection period.

        In making these calculations, U.S. Bancorp Piper Jaffray applied a range of terminal value multiples of 4.0x to 5.0x and a range of discount rates of 12% to 14%. After adjusting for the Company's net debt as of December 31, 2001, this analysis yielded the following implied transaction multiples:

	Implied Transaction Multiple	Range of Implied DCF Multiples
Company Value/LTM EBITDA	4.5x	3.8x - 4.7x
Price/LTM Earnings	4.8x	3.7x - 5.4x
Price/Tangible Book Value	1.0x	0.8x - 1.1x

        Premiums Paid Analysis.    U.S. Bancorp Piper Jaffray analyzed the implied premiums paid or proposed to be paid in selected homebuilding and construction services transactions as well as certain going private transactions. All such premiums were calculated relative to various public market pre-announcement trading prices. Because of the greater number of data points as well as the significantly broader range of results that are reflected in this analysis as compared to the other analyses, U.S. Bancorp Piper Jaffray deemed the mean and median to be useful additional metrics in analyzing the premiums paid data set out below.

        The premiums paid analysis produced the following data:

		Premium Data for Selected Transactions
Premium to Stock Price	Implied Offer Premium
		Low	Mean	Median	High
Homebuilding/construction services
—1 day prior to announcement	16.1%	(17.9)%	25.0%	26.3%	48.9%
—1 week prior to announcement	26.8%	0.6%	29.2%	30.4%	75.8%
—4 weeks prior to announcement	38.5%	9.5%	37.8%	33.1%	123.3%
—12 weeks prior to announcement	67.4%	(2.0)%	43.1%	45.1%	105.1%
Going Private Transactions
—1 day prior to announcement	16.1%	(4.5)%	27.3%	21.9%	103.1%
—1 week prior to announcement	26.8%	(5.6)%	30.8%	25.4%	109.1%
—4 weeks prior to announcement	38.5%	(37.0)%	36.8%	34.3%	105.1%
—12 weeks prior to announcement	67.4%	(64.6)%	45.4%	39.9%	200.0%

        In reaching its conclusion as to the fairness, from a financial point of view, of the consideration to be received by the Company's shareholders (other than the Continuing Shareholders) in connection with the Offer, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of an opinion, from a financial point of view, of the consideration to be received by the shareholders in a transaction is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that the selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying its opinion.

        The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the prices at which businesses or securities may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the Offer and the information with respect to such companies and transactions that was used for comparison is necessarily limited by publicly available information. In addition, in performing its analysis, U.S. Bancorp Piper Jaffray made numerous assumptions with respect to general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and U.S. Bancorp Piper Jaffray. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which the Company was compared and other factors that could affect the public trading value of the Shares. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events beyond the control of the Company and U.S. Bancorp Piper Jaffray, neither the Company nor U.S. Bancorp Piper Jaffray assumes any responsibility if future results are materially different from those forecast.

        For purposes of the U.S. Bancorp Piper Jaffray Opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by the Company or otherwise made available to U.S. Bancorp Piper Jaffray and did not assume responsibility for the independent verification of that information. With respect to the financial statement data and other internal financial information (including the projected financial results) provided to U.S. Bancorp Piper Jaffray in connection with its review of the financial aspects of the Offer, U.S. Bancorp Piper Jaffray relied upon the assurances of management of the Company, other than the Rotters, that the information was prepared on a reasonable basis and, with respect to the financial projections, reflected the best currently available estimates, and that management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

        In rendering the U.S. Bancorp Piper Jaffray Opinion, U.S. Bancorp Piper Jaffray assumed that the Offer will be completed on the terms described in this Offer to Purchase. Furthermore, in arriving at its opinion, U.S. Bancorp Piper Jaffray was not asked to perform, did not perform, and was not furnished with any appraisals or valuations of any specific assets or liabilities of the Company or any analysis of the impact of the Offer on the solvency, viability or financial condition of the Company. U.S. Bancorp Piper Jaffray was not requested to opine as to, and the U.S. Bancorp Piper Jaffray Opinion does not address, the basic business decision to proceed with or effect the Offer or to compare the Offer to, or to consider, alternative transactions that may have been available to the Company. U.S. Bancorp Piper Jaffray was not authorized by the Company or its Board of Directors or any committee thereof to investigate, solicit, or pursue alternative transactions available to the Company and, in rendering the U.S. Bancorp Piper Jaffray Opinion, U.S. Bancorp Piper Jaffray does not express any view regarding other alternatives that may be available to the Company. U.S. Bancorp Piper Jaffray analyzed the Company as a going concern and accordingly expressed no opinion as to its liquidation value.

        The U.S. Bancorp Piper Jaffray Opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the opinion date. Events occurring after that date could materially affect the assumptions used in preparing the U.S. Bancorp Piper Jaffray Opinion. U.S. Bancorp Piper Jaffray has not undertaken and is not obligated to affirm or revise the U.S. Bancorp Piper Jaffray Opinion or otherwise comment on any events occurring after the date it was given.

        U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The Board of Directors of the Company, acting without the Rotters, selected U.S. Bancorp Piper Jaffray because of its expertise and reputation. In the ordinary course of business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of the Company for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

        The U.S. Bancorp Piper Jaffray Opinion is attached as Schedule III to the Offer to Purchase. The report of U.S. Bancorp Piper Jaffray will be made available for inspection and copying by any interested shareholder of the Company, or such shareholders' representative who has been so designated in writing, at the principal executive offices of the Company during its regular business hours.

5.    INTERESTS OF CERTAIN PERSONS IN THE OFFER

        In considering the Offer and the fairness of the consideration to be received in the Offer, shareholders should be aware that certain officers and directors of the Company have interests in the Offer that are described below. Their interests may present them with certain actual or potential conflicts of interest.

        As of the date of the Offer, the Continuing Shareholders beneficially owned 4,258,794 Shares (which includes 75,294 Shares that may be acquired by either David H. Rotter or Bernard J. Rotter within 60 days of the date of the Offer pursuant to outstanding stock options), which constitute 69% of the aggregate number of Shares currently issued and outstanding, or that may be acquired within 60 days of the date of the Offer pursuant to outstanding stock options (but excluding Shares that may be acquired pursuant to the possible acceleration of unvested options in connection with the Offer). The Continuing Shareholders own more than a majority of the Shares and, acting together, are able to control all matters requiring approval of the Company's shareholders, including the election of directors and the approval of any Second-Step Transaction. Each of the Rotters is a director and executive officer of the Company. The Board of Directors is aware of these actual and potential conflicts of interest and has considered them along with the other matters described under "Special Factors—Position of the Board of Directors; Fairness of the Offer" and "Special Factors—Beneficial Ownership of Shares."

        The Rotters have advised the Company that the Continuing Shareholders do not intend to tender any of the Shares beneficially held by them pursuant to the Offer. If the Company purchases 1,669,072 Shares pursuant to the Offer (and assuming all of the outstanding stock options not owned by the Continuing Shareholders are cancelled in exchange for an amount equal to the excess of the Purchase Price over the exercise price), then the Continuing Shareholders would beneficially own approximately 100% of the Shares immediately after the Offer.

        As of the date of the Offer, directors and executive officers other than Continuing Shareholders beneficially own 218,309 Shares, which include 199,130 Shares that may be acquired by such directors and officers within 60 days of the date of the Offer pursuant to outstanding stock options (but excluding Shares that may be acquired pursuant to the possible acceleration of unvested options in connection with the Offer), all of which have exercise prices (ranging from $2.50 to $7.75 per share) less than the Purchase Price. These directors and executive officers have advised the Company that they intend to tender the Shares held by them in the Offer.

        As part of the Offer, the Company plans to accelerate the vesting of outstanding stock options so that all such options are fully exercisable and will provide optionees with the opportunity to surrender such options in exchange for payment from the Company (subject to any applicable withholding taxes) in cash equal to the product of (x) the total number of the Shares subject to any such stock option and (y) the excess of the Purchase Price over the exercise price per share subject to such stock option, without any interest thereon. The Rotters have advised the Company that they do not intend to exercise stock options owned by them in connection with the Offer.

        Except as described herein, based on the Company's records and on information provided to the Company by its directors and executive officers, neither the Company, nor any associate or subsidiary of the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates or affiliates of any of the foregoing, has effected any transactions involving the Shares during the 60 business days prior to the date hereof. Except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

        Section 302A.521 of the MBCA permits corporations organized under the laws of the state of Minnesota to indemnify their officers and former officers, directors and former directors, members and former members of committees appointed or designated by the board of directors, and employees and former employees, under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. The Company has included a section in its Bylaws to provide for such indemnification, in accordance with the terms and conditions of Section 302A.521 of the MBCA. Section 302A.251 of the MBCA provides that a corporation's articles of incorporation may include, and the Company's articles of incorporation, as amended, do in fact include, a provision that eliminates or limits the personal liability of its directors to the corporation or its shareholders for money damages for breach of fiduciary duty as a director except: (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.23 of the MBCA, as amended; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when the provision in the articles of incorporation eliminating or limiting liability becomes effective. The Company has also purchased directors' and officers' liability insurance for the benefit of these persons.

6.    BENEFICIAL OWNERSHIP OF SHARES

        The following table shows the number of the Shares beneficially owned as of January 18, 2002, by:

  •
  each person or entity known to the Company who beneficially owns more than 5% of the Shares,

  •
  each director,

  •
  each executive officer, and

  •
  the directors and officers as a group.

        Unless otherwise indicated, each person or entity included in the table has sole voting and investment power as to the Shares shown. The Shares "beneficially owned" by a person or entity are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Commission and, accordingly, may include the Shares owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other Shares as to which the person or entity has or shares voting or investment power or has the right to acquire within 60 days after January 18, 2002 (but excluding Shares that may be acquired pursuant to the possible acceleration of unvested options in connection with the Offer). The same Shares may be beneficially owned by more than one person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
David H. Rotter 3065 Centre Pointe Drive Roseville, MN 55113	2,158,147	(1)(3)	34.9%
Bernard J. Rotter 3065 Centre Pointe Drive Roseville, MN 55113	2,100,647	(2)(3)	34.0%
Shirley A. Rotter 10985 57th Avenue North Plymouth, MN 55126	776,500		12.6%
Margaret L. Rotter 15239 80th Place Maple Grove, MN 55369	200,100		3.2%
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	519,000		8.4%
Todd M. Stutz 3065 Centre Pointe Drive Roseville, MN 55113	183,204	(3)	3.0%
Timothy M. Whitten 3065 Centre Pointe Drive Roseville, MN 55113	19,105	(3)	*
Scott D. Rued 3065 Centre Pointe Drive Roseville, MN 55113	11,000	(3)	*
Dennis J. Doyle 3065 Centre Pointe Drive Roseville, MN 55113	5,000	(3)	*
All directors and officers as a group (7 persons)	4,477,103	(1)(2)(3)	72.4%

*
Indicates ownership of less than 1% of the Company's outstanding common stock.

(1)
Includes an aggregate of 522,000 Shares held by children of David H. Rotter and 776,500 Shares held by David H. Rotter's former spouse, Shirley A. Rotter, in the Shirley A. Rotter Living Trust. Ms. Rotter's rights and obligations under the Shareholders' Agreement (as defined below in the section entitled "The Tender Offer—Certain Information Concerning the Company") remain in full force and effect.

(2)
Includes an aggregate of 531,000 Shares held by the children of Bernard J. Rotter and 200,100 Shares held by Bernard J. Rotter's former spouse, Margaret L. Rotter. Ms. Rotter's rights and obligations under the Shareholders' Agreement (as defined below in the section entitled "The Tender Offer—Certain Information Concerning the Company") remain in full force and effect.

(3)
Includes the right to acquire the following Shares within 60 days upon exercise of stock options (but excluding Shares that may be acquired pursuant to the possible acceleration of unvested options in connection with the Offer): David H. Rotter, 37,647; Bernard J. Rotter, 37,647; Todd M. Stutz, 176,130; Timothy M. Whitten, 13,000; Dennis J. Doyle, 5,000; and Scott D. Rued, 5,000.

7.    FEES AND EXPENSES

        The following is an estimate of fees and expenses incurred or to be incurred in connection with the Offer. The Company will be responsible for paying all such fees and expenses. See also "The Tender Offer—Fees and Expenses."

U.S. Bancorp Piper Jaffray Fees	$275,000
Legal Fees	$175,000
Printing and Mailing	$15,000
Filing Fees	$1,595
Depositary Fees	$8,000
Information Agent Fees	$5,000
Accountant's Fees	$12,000
Miscellaneous	$8,405

Total	$500,000

THE TENDER OFFER

1.    TERMS OF THE OFFER; EXPIRATION DATE

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Company will accept for payment and pay for all of the Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with "The Tender Offer—Withdrawal Rights" at the Purchase Price of $9.00 per share, net to the seller in cash, without interest thereon. The Expiration Date of the Offer is 11:59 P.M., Eastern Time, on February 22, 2002, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire.

        The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "The Tender Offer—Certain Conditions of the Offer," by giving oral or written notice of such extension to the Depositary. During any such extension, all of the Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See "The Tender Offer—Withdrawal Rights."

        Subject to the applicable regulations of the Commission, the Company also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to terminate the Offer and not accept for payment any of the Shares upon the occurrence of any of the conditions specified in "The Tender Offer—Certain Conditions of the Offer," and (ii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Company acknowledges that (i) Rule 13e-4(f) under the Exchange Act requires the Company to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) the Company may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any of the Shares upon the occurrence of any of the conditions specified in "The Tender Offer—Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

        Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., Eastern Time, on the next business day after the previously scheduled

Expiration Date. Subject to applicable law (including Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to PR Newswire.

        If the Company makes a material change in the terms of the Offer or other information concerning the Offer, or waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders and investor response.

        If, prior to the Expiration Date, the Company should decide to decrease the number of the Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of the Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of the Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of this Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:00 A.M. through 11:59 P.M., Eastern Time.

        Pursuant to Rule 14d-11, under the Exchange Act, the Company may, subject to certain conditions, provide a subsequent offering period of three to twenty business days in length following the purchase of the Shares on the Expiration Date (the "Subsequent Offering Period"). The Company currently has no intention to provide a Subsequent Offering Period but reserves the right to provide for one in the event that the Continuing Shareholders own less than 90% of the Shares following expiration of the initial offer period. A Subsequent Offering Period is an additional period of time, following the expiration of the Offer and the purchase of the Shares in the Offer, during which shareholders may tender the Shares that had not been purchased in the Offer. A Subsequent Offering Period is not an extension of the Offer that already will have been completed. In the event the Company decides to provide for a Subsequent Offering Period, it will notify the shareholders by means of a public announcement.

        During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and the Company will promptly purchase and pay for any of the Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Company may provide a Subsequent Offering Period so long as, among other things, (i) the initial twenty business day period of the Offer has expired; (ii) the Company offers the same form and amount of consideration for the Shares in the Subsequent Offering Period as in the Offer; (iii) the Company accepts and promptly pays for all of the Shares tendered during the Offer prior to the Expiration Date; (iv) the Company announces the results of the Offer, including the approximate number and percentage of the Shares deposited in the Offer, no later than 9:00 A.M., Eastern Time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period; and (v) the Company immediately accepts and promptly pays for the Shares as they are tendered during the Subsequent Offering Period. In the event the Company elects to extend the Subsequent Offering Period, the Company will notify the shareholders consistent with the requirements of the Commission.

        PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO THE SHARES TENDERED DURING THE SUBSEQUENT OFFERING PERIOD. THE PURCHASE PRICE WILL BE PAID TO SHAREHOLDERS TENDERING SHARES IN THE SUBSEQUENT OFFERING PERIOD.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of the Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing. The Company has not made any provision in connection with the Offer to grant unaffiliated shareholders access to the Company's files or to obtain counsel or appraisal services at the expense of the Company.

2.    ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment and pay for (and thereby purchase) all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Company in its sole discretion, which determination will be final and binding. See "The Tender Offer—Terms of the Offer; Expiration Date" and "The Tender Offer—Certain Conditions of the Offer."

        Upon the terms and subject to the conditions of the Offer, promptly after the latest to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in "The Tender Offer—Certain Conditions of the Offer," the Company will accept for payment and pay a Purchase Price of $9.00 per share for any and all of the Shares properly tendered and not properly withdrawn. Subject to applicable rules of the Commission, the Company expressly reserves the right to delay acceptance for payment of, or payment for, the Shares in order to comply in whole or in part with any applicable law.

        In all cases, payment for the Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares to the Depositary at Depositary Trust Corporation (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Tender Offer—Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required under the Letter of Transmittal.

        For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) the Shares properly and validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to the Depositary of the Company's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for the Shares accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Company and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the Purchase Price be paid, regardless of any delay in making such payment.

        The Company will pay all stock transfer taxes, if any, payable on the transfer to it of the Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

3.    PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

        In order for a holder of Shares to properly and validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

        SHAREHOLDERS WHO HOLD THE SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER THE SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

        THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Book-Entry Transfer.    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares to the Depositary at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        Signature Guarantees.    Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing referred to as an "Eligible Institution"), except in cases where the Shares are tendered (i) by a registered holder of the Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be returned to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal.

        Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

  a.
  such tender is made by or through an Eligible Institution;

  b.
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company is received prior to the Expiration Date by the Depositary as provided below; and

  c.
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three AMEX trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Company.

        In all cases, payment for the Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

        Determination of Validity.    All questions as to the number of the Shares to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of the Shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its legal counsel, be unlawful. The Company also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any of the Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of the Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Company, the Board of Directors of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        Lost, Destroyed or Stolen Certificates.    If any certificates for the Shares have been lost, destroyed or stolen, shareholders should contact the Depositary immediately at the address and telephone number set forth on the Letter of Transmittal. In such event, the Depositary will forward additional documentation necessary to be completed in order to surrender effectively such lost, destroyed or stolen certificates. The Purchase Price with respect to the relevant Shares will not be paid until the procedures for replacing lost, destroyed or stolen certificates have been followed.

        Other Requirements.    By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Company as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Company (and with respect to any and all of the Shares or other securities issued or issuable in respect of such Shares on or after January 24, 2002). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Company accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Company will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.

        TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF THE SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 30% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE "TENDER OFFER—CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND INSTRUCTION 8 OF THE LETTER OF TRANSMITTAL.

        Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement.    A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) the shareholder has a "net long position" (as defined in Rule 14e-4 under the Exchange Act ("Rule 14e-4")) in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4, and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) the Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise, and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

        CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.    WITHDRAWAL RIGHTS

        Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 40 business days following the commencement of the Offer. If the Company extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer, the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of the Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered the Shares. If Share Certificates evidencing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Shares have been tendered for the account of an Eligible Institution. If the Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the "The Tender Offer—Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        All questions as to the form and validity (including the time of receipt) or any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. None of the Company, the Board of Directors of the Company, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. Withdrawn Shares may, however, be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer—Procedures for Accepting the Offer and Tendering Shares."

5.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        Sales of the Shares by shareholders pursuant to the Offer will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. No ruling as to any matter discussed in this summary has been requested or received from the Internal Revenue Service. The federal income tax consequences to a shareholder may vary depending upon the shareholder's particular facts and circumstances.

        Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of the Shares pursuant to the Offer will, as a general rule, be treated as a sale or exchange if the receipt of cash upon such sale (i) is "substantially disproportionate" with respect to the shareholder, (ii) results in a "complete redemption" of the shareholder's interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder. If any of those three tests is satisfied, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's tax basis in the Shares sold pursuant to the Offer. Recognized gain or loss will be capital gain or loss, assuming the Shares are held as capital assets, which will be long-term capital gain or loss if the Shares are held for more than one year. If a shareholder is a certain type of entity or individual (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign shareholders and shareholders who acquired their Shares upon the exercise of options or otherwise as compensation) such shareholder may be subject to special rules not discussed below.

        Net capital gain recognized by an individual upon the sale of, or otherwise attributable to, a capital asset that has been held for more than one year will generally be subject to tax at a rate not to exceed 20%. Capital gain recognized from the sale of, or otherwise attributable to, a capital asset held for one year or less will be subject to tax at the ordinary income tax rates. Currently, the highest ordinary income tax rate is 38.6%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. The deductibility of capital losses by individuals and corporations is subject to certain limitations.

        In determining whether any of the tests under Section 302 of the Code are satisfied, shareholders must take into account not only the Shares they actually own, but also any Shares they are deemed to own pursuant to the constructive ownership rules of Section 318 of the Code. Pursuant to those constructive ownership rules, a shareholder is deemed to own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities, and any Shares that the shareholder has the right to acquire by exercise of an option or by conversion or exchange of a security. The receipt of cash will be "substantially disproportionate" with respect to a shareholder if, among other things, the percentage of the Shares actually and constructively owned by the shareholder immediately following the sale of the Shares pursuant to the Offer (treating as no longer outstanding all of the Shares purchased pursuant to the Offer) is less than (a) 80% of the percentage of the outstanding common stock actually and constructively owned by such shareholder immediately before the sale of the Shares pursuant to the Offer (treating as outstanding all of the Shares purchased pursuant to the Offer); and (b) 50% of the outstanding common stock following the sale of the Shares pursuant to the Offer. Shareholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances.

        The receipt of cash by a shareholder will result in a "complete redemption" of the shareholder's interest in the Company if all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or otherwise if a shareholder's sale of stock would qualify as a complete redemption but for the Section 318 family attribution rules, the shareholder may, in some circumstances, waive the family attribution rules in accordance with Section 302(c) of the Code.

        Even if the receipt of cash by a shareholder fails to satisfy the "substantially disproportionate" test and the "complete redemption" test, such shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test, if the shareholder's sale of the Shares pursuant to the Offer results in a "meaningful reduction" in the shareholder's proportionate interest in the Company. Whether a meaningful reduction has occurred and, therefore, whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" will depend upon the individual shareholder's facts and circumstances. Shareholders expecting to rely upon the "not essentially equivalent to a dividend" test should therefore consult their tax advisors as to its application in their particular situations.

        If none of the three tests under Section 302 of the Code is satisfied, then, to the extent the Company has sufficient earnings and profits, the tendering shareholder will be treated as having received a dividend includible in gross income (and taxable at ordinary income rates) in an amount equal to the entire amount of cash received by the shareholder pursuant to the Offer (without any offset for such shareholders tax basis in the Shares surrendered).

        In the case of a corporate shareholder, if the cash paid is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if, among other things, the corporate shareholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt financed portfolio stock" within the meaning of Section 246A(c) of the Code. Generally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under Section 1059(a) of the Code, in which case such corporate shareholder's tax basis in the Shares retained by such shareholder would be reduced, but not below zero, by the amount of the nontaxed portion of the dividend. Any amount of the nontaxed portion of the dividend in excess of the shareholder's basis will generally be treated as capital gain and will be recognized in the taxable year in which the extraordinary dividend is received. If a redemption of the Shares from a corporate shareholder pursuant to the Offer is treated as a dividend as a result of the shareholder's constructive ownership of other Shares that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends-received deduction would reduce the shareholder's adjusted tax basis only in the Shares sold pursuant to the Offer, and any excess of such non-taxed portion over such basis would be currently taxable as gain on the sale of such Shares. Except as may otherwise be provided in applicable Treasury regulations, in the case of any redemption of stock which is not pro rata as to all shareholders, any amount treated as a dividend under the rules of Section 302 of the Code is treated as an extraordinary dividend without regard to the shareholder's holding period or the amount of the dividend. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of Section 1059 of the Code.

        "Backup withholding" at a rate of 30% will apply to payments made to shareholders pursuant to the Offer unless the shareholder has furnished its taxpayer identification number in the manner prescribed in applicable Treasury regulations, has certified under penalties of perjury that such number is correct, has certified as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a shareholder under the backup withholding rules generally will be allowed as a refund or a credit against such shareholder's United States federal income tax liability, provided the required information is furnished to the IRS.

        To avoid the imposition of the backup withholding, shareholders who are U.S. persons should submit to the Depositary the Form W-9 included with the Letter of Transmittal, and shareholders who are non-U.S. persons should submit to the Depositary Form W-8BEN. Shareholders should consult their tax advisors to determine whether or not they will be treated as a U.S. person for purposes of backup withholding.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE FEDERAL INCOME TAX LAW NOW IN EFFECT, WHICH IS SUBJECT TO CHANGE, POSSIBLY RETROACTIVELY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE RULES DESCRIBED ABOVE.

6.    PRICE RANGE OF SHARES; DIVIDENDS

        The Shares are listed and principally traded on AMEX under the ticker symbol "RH." The following table sets forth, for the periods indicated, the high and low closing sales prices per share reported on the AMEX:

	High	Low
Fiscal 2002
First Quarter (Apr. 1—June 30, 2001)	$6.25	$5.00
Second Quarter (July 1—Sept. 30, 2001)	$6.75	$4.50
Third Quarter (Oct. 1—Dec. 31, 2001)	$7.25	$5.25
Fiscal 2001
First Quarter (Apr. 1—June 30, 2000)	$3.43	$2.25
Second Quarter (July 1—Sept. 30, 2000)	$3.50	$2.75
Third Quarter (Oct. 1—Dec. 31, 2000)	$5.87	$3.37
Fourth Quarter (Jan. 1—Mar. 31, 2001)	$6.75	$5.40
Fiscal 2000
Fourth Quarter (Jan. 1—Mar. 31, 2000)	$3.25	$2.31

        On January 18, 2002, the last day the Shares were traded prior to the announcement of the Offer, the last reported closing sales price per share as reported on the AMEX was $7.75 per share. Prior to the announcement of the Offer, there were approximately 152 holders of record, as defined by Rule 12g5-1 of the Exchange Act.

        The Company has not declared any dividends on the Shares since its initial public offering in November 1992 and expects that for the foreseeable future it will follow a policy of retaining earnings in order to finance the continued development of its business. Payment of dividends is within the discretion of the Company's Board of Directors and will depend upon the earnings, capital requirements and operating and financial condition of the Company, among other factors. In addition, the terms of the Company's revolving credit line contain restrictions on the ability of the Company to pay dividends.

7.    CERTAIN INFORMATION CONCERNING THE COMPANY

        General.    The Company is a Minnesota corporation with its principal executive offices located at 3065 Centre Pointe Drive, Roseville, Minnesota 55113. The telephone number of the Company at such offices is (651) 638-0500. The Company, through its subsidiaries, designs, builds and markets attached and detached townhomes and condominiums, and detached single family homes in the metropolitan areas of Minneapolis-St. Paul, Minnesota; Des Moines, Iowa; and Tampa, Florida.

        Financial Information.    Set forth on the following page is certain summary financial information relating to the Company for the periods indicated. The summary financial information (other than the book value per share) set forth below for the nine-months ended December 31, 2001 and 2000 have been derived from the unaudited consolidated financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the same periods (the "Forms 10-Q"). The financial information for the nine-month periods ended December 31, 2001 and 2000, has not been audited and, in the opinion of management, reflects all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such information. Results for the nine-month periods are not necessarily indicative of results for the full year. The summary financial information (other than the book value per share) set forth below for the years ended March 31, 2001 and 2000 have been derived from the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended March 31, 2001 (the "Form 10-K"). More comprehensive financial information is included in the Forms 10-Q, the Form 10-K and other documents filed by the Company with the Commission, which financial information is incorporated herein by reference. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. The Company's Forms 10-Q and Form 10-K and other such documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below under "Available Information."

SUMMARY FINANCIAL INFORMATION

	As of and for the Fiscal Years Ended		As of and for the Nine-Months Ended
	March 31, 2000	March 31, 2001	December 31, 2000	December 31, 2001
	(Dollars in Thousands, Except per Share data)
Statement of Operations Data:
Net Sales	$260,834	$260,374	$189,670	$186,949
Gross Profit	38,346	44,581	31,267	31,934
Selling, general and administrative expenses	26,409	28,381	20,444	20,128
Land impairment	—	1,050	—	—
Operating income	11,937	15,150	10,823	11,806
Earnings before income taxes and extraordinary charge	9,252	13,999	10,120	12,581
Extraordinary charge, net of taxes	—	612	612	—
Net earnings	5,459	7,786	5,459	7,549
Earnings per share—basic	$0.94	$1.33	$0.93	$1.29
Earnings per share—diluted	$0.94	$1.33	$0.93	$1.28
Balance Sheet Data:
Inventories and properties held for development or sale	$77,455	$84,675	$78,391	$91,873
Total assets	98,766	103,747	91,749	115,653
Credit facility and notes payable	44,204	29,950	30,225	37,313
Shareholders' equity	37,160	44,946	42,619	52,145
Other Data:
Book value per common share	$6.40	$7.68	$7.28	$8.91

        Available Information.    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. These materials filed by the Company with the Commission are also available at the Web site of the Commission at http://www.sec.gov.

        Certain Estimates Prepared by the Company.    In January 2002, the Company's management provided U.S. Bancorp Piper Jaffray with certain information about the Company that is not publicly available. The information provided to U.S. Bancorp Piper Jaffray included financial projections that contain, among other things, the summary financial information set forth below. The Company does not, as a matter of course, publicly disclose forward-looking information (such as the financial projections referred to above) as to future revenues, earnings or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those projected. In addition, these projections were prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements and are included in this Offer to Purchase only because they were furnished to U.S. Bancorp Piper Jaffray. The financial projections necessarily make numerous assumptions with respect to industry performance, general business and economic conditions, access to markets and distribution channels, availability and pricing of raw materials and other matters, all of which are inherently subject to significant uncertainties and contingencies and many of which are beyond the Company's control. One cannot predict whether the assumptions made in preparing the financial projections will be accurate, and actual results may be materially higher or lower than those contained in the projections. The inclusion of this forward-looking information should not be regarded as fact or an indication that the Company or anyone who received this information considered it a reliable predictor of future results, and this information should not be relied on as such. Neither the Company's independent public accountants, Arthur Andersen LLP, nor any other independent accountants or financial advisors, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

THE ROTTLUND COMPANY, INC.

SUMMARY PROJECTED FINANCIAL INFORMATION
(IN MILLIONS)

	2002E	2003E	2004E	2005E	2006E
Net Sales	$230.2	$246.5	$261.9	$238.7	$250.7
Earnings Before Income Taxes	17.2	17.8	18.6	18.0	19.7
Net Earnings	10.3	10.7	11.2	10.8	11.8

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        This Offer to Purchase contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in this section and include, without limitation, the Company's expectation and estimates as to the operating results for the fiscal years ended March 31, 2002 through 2006 and the Company's business operations, including future financial performance, including net sales and earnings. In addition, in this and other portions of this Offer to Purchase, the words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. In addition to factors that may be described in this Offer to Purchase, the following factors, among others, could cause the actual results to differ materially from those expressed in any forward-looking statements made by the Company: (i) seasonal and cyclical fluctuations in sales in the housing industry; (ii) weather conditions, housing trends and demographic influences existing in the locales of the Company's markets; (iii) fluctuations in the price of lumber products and other building products; (iv) changes in land availability and mortgage rates; (v) changes in consumer preferences and the ability of the Company to adequately anticipate such changes; (vi) effects of and changes in general economic and business conditions; (vii) actions by competitors, including new product offerings and marketing and promotional successes; and (viii) the Company's ability to execute its business plan. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

        Related Party Transactions.    During the fiscal year-ended March 31, 2001, the Company sold two homes to relatives of David H. Rotter and one home to a relative of Bernard J. Rotter. The aggregate selling price of these homes was $622,107. The Company's management believes these sales were completed on an "arms-length" transaction basis.

        Agreements Involving the Shares.    The Continuing Shareholders have entered into that certain Stock Cross-Purchase Agreement of The Rottlund Company, Inc., dated October 29, 1992 (the "Shareholders' Agreement"). The purpose of the Shareholders' Agreement is to preserve continuity of ownership and control of the Company. The Shareholders' Agreement divides the Continuing Shareholders into two groups, the "DR Group" and the "BR Group." The members of each respective group have agreed to vote their Shares in accordance with the instructions of the controlling shareholder of their respective group, either David H. Rotter or Bernard J. Rotter, and have further agreed to certain restrictions upon their ability to transfer or otherwise dispose of their Shares to third parties in the event of certain voluntary lifetime transfers and upon death. With regard to involuntary transfers, if any of the members in the DR Group desire to dispose of their shares without the consent of David H. Rotter, such member must first offer the shares to David H. Rotter, and if he does not elect to acquire these shares, then to Bernard J. Rotter. Similarly, if any member of the BR Group desires to dispose of their shares without the consent of Bernard J. Rotter, such member must first offer such shares to Bernard J. Rotter, and if he does not elect to purchase these shares, then to David H. Rotter. David H. Rotter and Bernard J. Rotter have agreed that they will offer their respective shares to the other in the event of proposed lifetime transfers, and each has given to the other the option to purchase his shares upon death, disability or in the event of an involuntary transfer.

        The Shareholders' Agreement terminates upon the occurrence of the following: (a) the entry of an order of relief with respect to the Company under the Federal Bankruptcy Code, the execution by the Company of any assignment for the benefit of creditors or the appointment of a receiver of the Company; (b) voluntary or involuntary dissolution of the Company; (c) the written agreement or vote of David H. Rotter and Bernard J. Rotter to dissolve the Company; (d) the written agreement of David

H. Rotter and Bernard J. Rotter or, if only one of them shall be surviving, upon notice by such survivor, to the remaining parties to the Shareholders, Agreement; or (e) upon the deaths of both David H. Rotter and Bernard J. Rotter.

8.    FINANCING OF THE OFFER

        The total amount of funds required by the Company to consummate the Offer (and to pay related fees and expenses estimated to be approximately $500,000) assuming (i) that all of the Shares not owned by the Continuing Shareholders are validly tendered and not withdrawn, and (ii) all of the outstanding stock options not owned by the Continuing Shareholders are cancelled in exchange for an amount equal to the excess of the Purchase Price over the exercise price of such stock options, is approximately $16.7 million. The Company plans to finance the Offer using borrowings from its revolving credit facility with Fleet National Bank and Washington Mutual Bank, N.A. (f/k/a Bank United and herein referred to as "Washington Mutual Bank"), as modified by the First, Second and Third Modifications thereof and the commitment letter described below (referred herein collectively as the "Revolving Credit Facility"). The Company does not have any alternative financing plans.

        The Company has received a commitment letter from Fleet National Bank and Washington Mutual Bank, dated January 15, 2002, which permits the Company to use proceeds from the Revolving Credit Facility to repurchase, at any time prior to June 30, 2002, a sufficient number of Shares to enable the Company to delist from AMEX and cease reporting with the Commission, while still vesting control with the Continuing Shareholders. The commitment of Fleet National Bank and Washington Mutual Bank is subject to the satisfaction of a number of conditions, including the negotiation and execution of an amendment to the Revolving Credit Facility and related documents.

        The Revolving Credit Facility, which expires on December 31, 2003, provides borrowings of up to $60 million, of which $8 million may be used for letters of credit. Borrowings under the Revolving Credit Facility are subject to a borrowing base calculation based on a defined percentage of land, development costs, finished lots and the working capital of the Company. On October 4, 2001, the Company entered into an interest rate swap. The swap is for $15 million, expires on December 31, 2003, and has a fixed interest rate of 8.34%.

        The Revolving Credit Facility contains various restrictive covenants, including, among others, certain financial covenants relating to minimum consolidated tangible net worth and earnings levels, as well as funding, borrowing base requirements, payment of dividend and maximum land and construction limitations.

9.    DIVIDENDS AND DISTRIBUTIONS

        If, on or after January 24, 2002, the Company declares or pays any dividends on the Shares or makes any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Company on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Company's rights under "The Tender Offer—Certain Conditions of the Offer," (i) the Purchase Price per share payable by the Company pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash; and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of the Company and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Company, accompanied by appropriate documentation of transfer.

10.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; AMEX LISTING AND EXCHANGE ACT REGISTRATION

        The purchase of the Shares by the Company pursuant to the Offer will reduce the number of the Shares that might otherwise trade publicly and will reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. If consummated, the Offer alone, or the Offer followed by the Second-Step Transaction, would result in a change in the capitalization of the Company.

        The Shares are currently traded on AMEX under the ticker symbol RH. As of January 18, 2002, there were 5,852,572 Shares issued and outstanding, 332,464 Shares that may be acquired by certain officers, directors or other employees of the Company within 60 days of the date of the Offer pursuant to outstanding stock options (but excluding Shares that may be acquired pursuant to the possible acceleration of unvested options in connection with the Offer), approximately 152 holders of record of the Shares and approximately 700 public shareholders, as that term is defined pursuant to the AMEX published guidelines. The Shares will not be eligible for continued listing on AMEX if, among other things, the number of Shares publicly held (exclusive of holdings of officers, directors, controlling shareholders or other family or concentrated holdings) is less than 200,000, the total number of public shareholders is less than 300 or the aggregate market value of Shares publicly held is less than $1,000,000. Following completion of the Offer, if, as a result of the purchase of the Shares in the Offer, the Shares no longer meet the requirements for continued listing, the Company anticipates that it will file an application of issuer to withdraw the Shares from listing on AMEX. As a result, the market for the Shares could be adversely affected. It is possible that the Shares may continue to trade in the over-the-counter market, and price quotations may still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of holders of the Shares remaining at such time, the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the termination of registration under the Exchange Act as described below and other factors.

        The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Among other things, this has the effect of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is likely that, following the tender and purchase of the Shares pursuant to the Offer, the Shares will no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations. In such event, the Shares could no longer be used as collateral for margin loans made by brokers.

        The Shares are currently registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The Company currently has 152 holders of record for purposes of the Exchange Act, which makes the Company eligible to deregister the Shares under the Exchange Act once the Shares are delisted from AMEX following completion of the Offer.

        The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would render inapplicable certain provisions of the Exchange Act, including requirements that the Company file periodic reports (including financial statements), the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that the Company's officers, directors and ten-percent shareholders file certain reports concerning ownership of the Company's equity securities and provisions that any profit by such officers, directors and shareholders realized through purchases and sales of the Company's equity securities within any six-month period may be recaptured by the Company. In addition, the ability of "affiliates" of the Company and other persons to dispose of the Shares that are "restricted securities" pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on AMEX or other similar exchanges. Except as disclosed in this section and elsewhere in this Offer to Purchase, the Company has no other present plans or proposals that relate to or would result in (i) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, (ii) any extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company, (iii) any material change in the present dividend policy or indebtedness or capitalization of the Company, (iv) any other material change in the Company's corporate structure or business, or (v) any change in the Company's articles of incorporation, as amended, bylaws or instruments corresponding thereto or any other actions that may impede the acquisition of control of the Company by any person.

        The Company anticipates that following completion of the Offer, the Continuing Shareholders will cause the Company to change the composition of the Board of Directors to include only Continuing Shareholders and certain executive officers of the Company. It is further anticipated that the persons who are presently executive officers of the Company will continue in their same positions following completion of the Offer and, if deemed desirable by the Company and the Continuing Shareholders, the Second-Step Transaction.

11.  CERTAIN CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or pay for any of the Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of, and payment for, the Shares tendered, if prior to the acceptance for payment of the Shares, any of the following conditions exist:

  a.
  there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal, shareholder or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the sole discretion of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

  b.
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the sole discretion of the Company, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to the Company, or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries;

  c.
  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities, terrorist act or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole discretion of the Company, have a material adverse effect on the business, operations or prospects of the Company or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on January 24, 2002;

  d.
  a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person;

  e.
  any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company and its subsidiaries that, in the sole discretion of the Company, may have a material adverse effect on the Company or its subsidiaries, taken as a whole;

  f.
  the members of the Board of Directors of the Company conclude, based on the advice of outside legal and financial advisors, as appropriate, that the exercise of their fiduciary duties require that the Offer be terminated;

  g.
  the Minimum Condition has not been met and the Company believes, in its sole discretion, that the Minimum Condition will not be met; or

  h.
  the Company no longer continues to have sufficient financing to enable it to consummate the Offer.

        The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

12.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

        General.    The Company is not aware of any license or other regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of the Shares by the Company pursuant to the Offer or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to the acquisition of the Shares by the Company pursuant to the Offer. Should any such approval or other action be required, it is the Company's present intention to seek such approval or action. The Company does not currently intend, however, to delay the purchase of the Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to the Company's right to decline to purchase the Shares if any of the conditions in "The Tender Offer—Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, or that certain parts of the businesses of the Company, might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. The Company's obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 12. See "The Tender Offer—Certain Conditions of the Offer."

        Antitrust.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Pre-Merger Division of the FTC and certain waiting period requirements have been satisfied. The acquisition of the Shares by the Company pursuant to the Offer, however, is not subject to such requirements.

        State Takeover Laws.    The Company is incorporated under the laws of the State of Minnesota. The MBCA contains two general takeover laws, Sections 302A.671 and 302A.673. The Company has opted out of Section 302A.671 in its articles of incorporation, as amended. Section 302A.673 of the MBCA prevents an "interested shareholder" (generally a person who beneficially owns or has the right to acquire 10% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof that beneficially owned 10% or more of the outstanding voting stock of the corporation at any time within the past three years) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Minnesota corporation for a period of four years following the date such person became an interested shareholder unless, among other things, prior to the date the interested shareholder became an interested shareholder, a committee of the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder. The Company believes that the restrictions contained in Section 302A.673 of the MBCA applicable to a "business combination" do not apply to the Offer and will not apply to the Second Step Transaction, if it occurs.

        The Company conducts limited business in several states in the United States, some of which have enacted takeover laws. The Company does not believe that any state takeover statutes apply to the Offer and has not currently complied with any state takeover statute or regulation. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Second Step Transaction, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Second-Step Transaction, the Company may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Company may be unable to accept for payment any of the Shares tendered pursuant to the Offer or may be delayed in continuing or consummating the Offer and the Second-Step Transaction. In such case, the Company may not be obligated to accept for payment any of the Shares tendered. See "The Tender Offer—Certain Conditions of the Offer."

        Litigation.    To the best knowledge of the Company, no lawsuits have been filed relating to the Offer or the possible Second-Step Transaction.

13.  FEES AND EXPENSES

        Except as set forth below, the Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the Shares pursuant to the Offer.

        The Company has retained U.S. Bancorp Piper Jaffray to render its opinion as to the fairness, from a financial point of view, of the Purchase Price to the unaffiliated shareholders of the Company. The engagement letter between the Company and U.S. Bancorp Piper Jaffray (the "Engagement Letter") requires the Company to pay a $50,000 non-refundable cash retainer fee upon execution of the Engagement Letter, which has been paid, and an additional $225,000 cash fee payable upon delivery of the U.S. Bancorp Piper Jaffray Opinion. In addition, the Engagement Letter provides that the Company will reimburse U.S. Bancorp Piper Jaffray for certain of its reasonable out-of-pocket expenses, up to $10,000, and will indemnify U.S. Bancorp Piper Jaffray and certain related persons against certain liabilities arising out of its engagement.

        The Company has retained MacKenzie Partners, Inc. to act as Information Agent and Wells Fargo Bank Minnesota, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of the Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        No fees or commissions will be payable by the Company to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of the Shares pursuant to the Offer. Shareholders holding the Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender the Shares through such brokers or banks and not directly to the Depositary. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of the Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Shares except as otherwise provided in Instruction 6 in the Letter of Transmittal.

14.  MISCELLANEOUS

        The Company is not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Company cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of the Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

        The Company has filed with the Commission a Tender Offer Statement on Schedule TO under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedules and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "The Tender Offer—Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Directors

        The following table sets forth the names and ages of the members of the Board of Directors of the Company as of January 18, 2002, and the year in which they were first elected directors of the Company. Each director serves until such director's successor is elected and qualified or until such director's earlier death, resignation or removal.

        The Board of Directors presently consists of 5 members.

Name and Address(1)	Age	Served as Director Since
David H. Rotter	55	1973
Bernard J. Rotter	59	1984
Todd M. Stutz	43	1992
Scott D. Rued	45	1993
Dennis J. Doyle	49	1996

(1)
The address for each director is 3065 Centre Pointe Drive, Roseville, Minnesota 55113, the address of the Company's principal executive offices.

        David H. Rotter is a founder of the Company and has been a member of its Board of Directors since its inception. He served as the Company's Vice President from 1973 through March 1990 and has served as its President from April 1990 through the present. He has also served as the Company's Secretary since its inception. He is the brother of Bernard J. Rotter.

        Bernard J. Rotter has served as Chairman of the Board, Vice President and Treasurer of the Company since July 1984. He is the brother of David H. Rotter.

        Todd M. Stutz was elected a Director of the Company in August 1992 and has served as Executive Vice President since June 1991. Todd also is the president of the Minnesota division of the Company. He joined the Company in April 1989 and served as its Land Development Manager until June 1991. Between April 1980 and March 1989 he was employed as Executive Director by the Housing and Redevelopment Authority of the City of Columbia Heights, Minnesota, which is located at 590 40th Avenue, Northeast, Columbia Heights, Minnesota.

        Scott D. Rued was elected as a Director of the Company effective December 10, 1993. Mr. Rued has served as President and Chief Executive Officer since May 2001 and Executive Vice President and Chief Financial Officer of Hidden Creek Industries (a management company), which is located at 80 South 8th Street, Minneapolis, Minnesota, since January 1, 1994, as Vice President of Finance and Corporate Development of Hidden Creek from June 1989 to December 1993, and as Vice President and Director of Tower Automotive, Inc. (a producer of automotive parts), which is located at 80 South 8th Street, Minneapolis, Minnesota, since April 1993.

        Dennis J. Doyle was elected as a Director of the Company on April 23, 1996. For more than the last five years Mr. Doyle has been President and Chief Executive Officer of Welsh Companies, Inc. (a full service real estate company), which is located at 8200 Normandale Blvd, Bloomington, Minnesota.

I-1

Executive Officers

        The following table sets forth (i) the names of the current executive officers of the Company, (ii) their ages, and (iii) the capacities in which they serve the Company.

Name and Address(1)	Age	Position
David H. Rotter	55	President and Secretary
Bernard J. Rotter	59	Vice President and Treasurer
Todd M. Stutz	43	Executive Vice President
Steven A. Kahn	52	Chief Financial Officer
Timothy M. Whitten	51	Executive Vice President

(1)
The address for each executive officer is 3065 Centre Pointe Drive, Roseville, Minnesota 55113, the address of the Company's principal executive offices.

        David H. Rotter Please see the biography set forth above under "Directors."

        Bernard J. Rotter Please see the biography set forth above under "Directors."

        Todd M. Stutz Please see the biography set forth above under "Directors."

        Steven A. Kahn was elected Chief Financial Officer of the Company in November 2000. Prior to that time, he was the Vice President and Chief Financial Officer of K-Tel International, Inc. (a music marketing company), which is located at 5555 Pioneer Creek Drive, Maple Plain, Minnesota, from January 1999 through June 2000, and ACI Telecentrics (a teleservices company), which is located at 3100 West Lake Street, Suite 300, Minneapolis, Minnesota, from June 1996 through December 1998.

        Timothy M. Whitten was elected Executive Vice President of the Company in January 2001. Prior to that time, he was Vice President of Architecture of the Company. Mr. Whitten joined the Company in July 1995.

        Each of the members of the Board of Directors and each of the executive officers is a citizen of the United States. No member of the Board of Directors and no executive officer has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years, nor has any such person been a party to a judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of a violation of federal or state securities laws.

I-2

SCHEDULE II

SUMMARY OF SHAREHOLDER DISSENTERS' RIGHTS AND TEXT OF SECTIONS 302A.471
AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT

THE FOLLOWING IS ONLY A SUMMARY OF THE PROCEDURES FOR SHAREHOLDERS SEEKING DISSENTERS' RIGHTS PRESCRIBED BY SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT AS SET FORTH BELOW

Summary

        If the Second-Step Transaction is implemented through a short-form or long-form merger, holders of the Shares who have not tendered their Shares in the Offer will have certain rights to dissent from the merger and obtain payment for the fair value of their Shares. In accordance with Section 302A.473 of the MBCA, if the Second-Step Transaction is required to be approved by the shareholders of the Company, the Company must, in the notice of the meeting, inform each shareholder of the right to dissent, include copies of Sections 302A.471 and 302A.473 of the MBCA and include a brief description of the procedures to be followed under the MBCA. Shareholders who are entitled to dissent and who wish to exercise dissenters' rights must file with the Company, before the vote on the Second-Step Transaction, a written notice of intent to demand the fair value of their Shares in the event the Second-Step Transaction is approved. Furthermore, if a shareholder vote is required, such shareholders must not vote their Shares in favor of the Second-Step Transaction.

        After the Second-Step Transaction has been approved by the Board of Directors and, if necessary, the shareholders, the Company must send to (i) all shareholders that have submitted a written notice of their intent to assert their dissenters' rights and did not vote in favor of the Second-Step Transaction, and (ii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains the following: the address to which a demand for payment and stock certificates must be sent in order to obtain payment; the date by which the demand for payment and stock certificates must be received; any restrictions on the transfer of uncertificated shares after the demand for payment is received; a form to be used to certify the date on which the shareholder acquired the Shares and to demand payment; copies of Sections 302A.471 and 302A.473 of the MBCA; and a brief description of the procedures to be followed under such sections of the MBCA. In order to receive the fair value of the Shares, dissenting shareholders must demand payment and deposit certified shares or comply with restrictions on uncertified shares within 30 days after the notice described above was given. Dissenting shareholders will retain all other rights as a shareholder until the Second-Step Transaction takes effect.

        After the Second-Step Transaction takes effect, or after the Company receives a valid demand for payment, whichever is later, the Company must remit to each dissenting shareholder that has properly complied with the provisions of Section 302A.473 of the MBCA the fair value of such shareholder's Shares, plus interest, together with certain financial statements of the Company, an estimate by the Company of the fair value of the Shares and a brief description of the method used to reach the estimate, copies of Sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedure to be followed in demanding supplemental payment. If the dissenting shareholder believes that the amount remitted is less than the fair market value of the Shares plus interest, such shareholder may give written notice to the Company of the dissenter's own estimate of the fair value of the Shares, plus interest, within 30 days after the Company mailed the remittance and demand payment of the difference. Upon receiving such demand, the Company must, within 60 days, either pay the dissenting shareholder the amount demanded, pay the dissenting shareholder the amount agreed to by the dissenting shareholder after discussion with such shareholder or file in court a petition requesting that the court determine the fair value of the Shares, plus interest.

        In determining the fair market value of the Shares, the court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the Shares. Further, the court may determine the fair value of the Shares, taking into account any and all factors the court, in its discretion, sees fit to use, whether or not used by the Company or the dissenting shareholder. The fair value of the Shares as determined by the court is binding on all shareholders, wherever located. The court will also determine the costs and expenses of the proceeding and will assess such costs and expenses against the Company, except that the court may assess part or all of such costs and expenses against a dissenter whose action in demanding payment is found to be arbitrary or not in good faith.

MINNESOTA BUSINESS CORPORATION ACT
SECTIONS 302A.471 AND 302A.473

302A. 471.    Rights of dissenting shareholders

        Subdivision 1.    Actions creating rights.    A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

        (a)  An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

          (1)  alters or abolishes a preferential right of the shares;

          (2)  creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

          (3)  alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

          (4)  excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

        (b)  A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

        (c)  A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

        (d)  A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

        (e)  Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

        Subd. 2.    Beneficial owners.    (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

        (b)  The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

        Subd. 3.    Rights not to apply.    (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

        (b)  If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenter's rights.

        Subd. 4.    Other rights.    The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473.    Procedures for asserting dissenters' rights

        Subdivision 1.    Definitions.    (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

        (b)  "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

        (c)  "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

        (d)  "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

        Subd. 2.    Notice of action.    If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

        Subd. 3.    Notice of dissent.    If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

        Subd. 4.    Notice of procedure; deposit of shares.    (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

          (1)  The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

          (2)  Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3)  A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4)  A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

        (b)  In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

        Subd. 5.    Payment; return of shares.    (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

          (1)  The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

          (2)  An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

          (3)  A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

        (b)  The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

        (c)  If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

        Subd. 6.    Supplemental payment; demand.    If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

        Subd. 7.    Petition; determination.    If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

        Subd. 8.    Costs; fees; expenses.    (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

        (b)  If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

        (c)  The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

SCHEDULE III

OPINION OF U.S. BANCORP PIPER JAFFRAY, INC.

January 21, 2002

The Board of Directors
The Rottlund Company, Inc.
3065 Centre Point Road
Roseville, Minnesota 55113

Members of the Board:

        You have requested U.S. Bancorp Piper Jaffray, Inc. ("U.S. Bancorp Piper Jaffray") to render an opinion to the Board of Directors of The Rottlund Company, Inc. (the "Company") with respect to a proposed tender offer (the "Offer") pursuant to which the Company will pay $9.00 net in cash (the "Offer Price") for each share of the Company's common stock (other than those held by certain members of the Rotter family and their affiliates (the "Continuing Shareholders")) which is properly tendered and not withdrawn prior to the expiration of the Offer. Specifically, you have requested U.S. Bancorp Piper Jaffray to render its written opinion (the "Opinion") to the Board of Directors as to the fairness, from a financial point of view, of the Offer Price to be received by the shareholders of the Company (other than the Continuing Shareholders) in connection with the Offer.

        U.S. Bancorp Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for rendering this Opinion which is not contingent upon the consummation of the Offer. The Company has also agreed to indemnify us against certain liabilities in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

        In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft copy of the Offer to Purchase, dated January 20, 2002 (the "Offer to Purchase"), (ii) certain financial, operating and business information related to the Company, (iii) certain internal financial information of the Company on a stand-alone basis prepared for financial planning purposes and furnished by the Company's management, (iv) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which the Company operates, (v) certain valuation and other financial information on selected public companies deemed comparable to the Company, (vi) certain premiums paid in acquisition transactions, and (vii) certain publicly available financial and securities data for the Company and its common stock. Based on projected financial planning data provided to us by Company management, we performed a discounted cash flow analysis with respect to the Company. In addition, we had discussions with members of the Company's management concerning the financial condition, current operating results and business outlook for the Company.

III-1

        We have, with your consent, relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by the Company or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. Furthermore, we have assumed that the Company is not aware of any information prepared by it or its advisors that might be material to our Opinion that has not been made available to us. With respect to the financial statement data and other internal financial information (including the projected financial planning data, results from continuing operations, and extraordinary/non-recurring items) provided to us in connection with our review of the financial aspects of the proposed Offer, we have relied upon the assurances of management of the Company, including without limitation the Chief Financial Officer of the Company, that such information has been prepared on a reasonable basis, and, with respect to projected financial planning data, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.

        In arriving at our Opinion, we have assumed that the conditions to the Offer will be satisfied or waived and that the Offer will be consummated on the terms and at the time described in the Offer to Purchase. We have not been requested to perform, and have not performed, any appraisals or valuations of any specific assets or liabilities of the Company, and have not been furnished with any such appraisals or valuations or any analysis of the impact of the proposed transaction on the solvency, viability, financial condition or prospects of the Company. In addition, we express no opinion regarding the liquidation value of any entity or any assets.

        This Opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion. This Opinion is directed to the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any shareholder with respect to the Offer. We were not requested to opine as to, and this Opinion does not address, the basic business decision to proceed with or effect the Offer or to compare the Offer to, or consider, alternative transactions that may have been available to the Company. U.S. Bancorp Piper Jaffray was not authorized by the Company or its board of directors or any committee thereof to investigate, solicit or pursue any such alternative transactions. This Opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval, except as expressly contemplated in the engagement letter dated October 3, 2001 between the Company and us.

        Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Offer Price to be received by the shareholders of The Rottlund Company, Inc. (other than the Continuing Shareholders) is fair to such shareholders from a financial point of view.

Sincerely,

/s/ U.S. BANCORP PIPER JAFFRAY, INC.

III-2

        Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each shareholder of the Company or its, his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Wells Fargo Bank Minnesota, N.A. Shareowner Services Corporate Actions Department P.O. Box 64858 St. Paul, Minnesota 55164-0858	Wells Fargo Bank Minnesota, N.A. Shareowner Services Corporate Actions Department (800) 468-9716 (phone) (651) 450-4163 (fax)	Wells Fargo Bank Minnesota, N.A. Shareowner Services Corporate Actions Department 161 North Concord Exchange South St. Paul, Minnesota 55075

        Any questions or requests for assistance concerning, or additional copies of, the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to the Information Agent at the telephone numbers and location listed below. Shareholders may also contact their broker-dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

abcdef
105 Madison Avenue
New York, New York 10016
 proxy@mackenziepartners.com
(212) 929-5500 (Call collect)
or
 Toll-Free (800) 322-2885